Exhibit 10.1

TERM LOAN AND SECURITY AGREEMENT

by and among

CELLSTAR CORPORATION

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO

as the Lenders,

and

CAPITALSOURCE FINANCE LLC

as the Arranger and Agent

Dated as of August 31, 2006

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TERM LOAN AND SECURITY AGREEMENT

THIS TERM LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into as of August 31, 2006 between and among, on the one hand, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), CAPITALSOURCE FINANCE LLC, as the arranger and administrative agent for the Lenders (“Agent”), and, on the other hand, CELLSTAR CORPORATION, a Delaware corporation (“Parent” and “Administrative Borrower”), and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lenders make term loans (which term loans shall aggregate and constitute one, single term loan) to the Borrowers in an aggregate original principal amount of Twelve Million Three Hundred Thousand Dollars ($12,300,000), the proceeds of which shall be used by Borrowers for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement.

WHEREAS, the Lenders are willing to make such term loans available to the Borrowers, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants herein set forth and other good and valuable consideration, the receipt and adequacy of all of the foregoing as legally sufficient consideration being hereby acknowledged, Borrowers, Agent and the Lenders do hereby agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account, chattel paper, or a General Intangible.

“Accounts” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “accounts” (as that term is defined in the Code), and any and all supporting obligations in respect thereof.

“Additional Documents” has the meaning set forth in Section 4.4.

“Administrative Borrower” has the meaning set forth in Section 17.10.

“Affiliate” means, as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

“Agent” means CapitalSource, solely in its capacity as agent for the Lenders hereunder, and any successor thereto.

“Agent’s Account” means an account at a bank designated by Agent from time to time as the account into which Borrowers shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 003939396662 and maintained by Agent with Bank of America, NY, 100 N. Tryon Street, Charlotte, North Carolina, ABA #026009593, Reference: CellStar. Agent shall provide Administrative Borrower with a copy of the monthly bank statements for the Agent’s Account.

“Agent’s Liens” means the Liens granted by Borrowers to Agent for the benefit of the Lender Group under this Agreement or the other Loan Documents.

“Agent-Related Persons” means Agent together with its Affiliates, officers, directors, employees, and agents.

“Agreement” has the meaning set forth in the preamble hereto.

“Assignee” has the meaning set forth in Section 14.1.

“Assignment and Acceptance” means an Assignment and Acceptance in the form of Exhibit A-1.

“Asurion” means Asurion Corporation, a Delaware corporation, successor by merger to lock\line, LLC, a Kansas limited liability company.

“Authorized Person” means any officer or other employee of Administrative Borrower.

“Availability Reserve” shall mean the “Term Loan Reserve,” as defined in the First Lien Credit Agreement as in effect on the date hereof.

“Bankruptcy Code” means the United States Bankruptcy Code, as in effect from time to time.

“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about noon (New York City time) 2 Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBOR Rate Loan requested by Administrative Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” means a fluctuating per annum rate of interest equal at all times to the rate of interest announced publicly from time to time by Citibank, N.A. as its base rate; provided, that such rate is not necessarily the best rate offered to its customers and, should Agent be unable to determine such rate, such other indication of the prevailing prime rate of interest as reasonably may be chosen by Agent; provided, further, that each change in the fluctuating rate of interest shall take effect simultaneously with the corresponding change in the Prime Rate.

“Base Rate Loan” means each portion of the Term Loans that bear interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means six and one-quarter percentage points (6.25%).

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower or any Subsidiary or ERISA Affiliate of any Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years which is covered by ERISA.

“Board of Directors” means the board of directors (or comparable managers) of Parent or any committee thereof duly authorized to act on behalf thereof.

“Books” means all of each Borrower’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of its Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which national banks are, or Agent is, authorized or required to close, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capitalized Lease Obligation” means any Indebtedness represented by obligations under a Capital Lease.

“CapitalSource” means CapitalSource Finance LLC, a Delaware limited liability company.

“Cash Equivalents” means

(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition, issued by any commercial bank operating in the United States of America having capital and surplus in excess of $50,000,000, provided, however, that time deposits in an aggregate amount not in excess of $100,000 may be maintained in any bank whose deposits are insured by the Federal Deposit Insurance Corporation;

(c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard & Poor’s or Moody’s Investors Services, Inc.;

(d) debt securities which shall have one of the two highest ratings from Standard & Poor’s or Moody’s Investors Services, Inc. and which mature within one year from the date of acquisition;

(e) investments in eurodollars placed through any financial institution having combined capital, surplus, and undivided profits of not less than $100,000,000;

(f) “overnight investments” or short-term obligations issued by any commercial bank located in the U.S. in those areas where Borrowers conduct their business whose deposits are insured by the Federal Deposit Insurance Corporation; and

(g) investments in daily money market mutual funds having assets greater than $2,000,000,000 and limited in holdings to assets of the types described in clauses (a), (b) and (c) above.

“Cash Management Bank” has the meaning set forth in Section 2.7(a).

“Cash Management Account” has the meaning set forth in Section 2.7(a).

“Cash Management Agreements” means those certain cash management service agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower, Agent and one of the Cash Management Banks.

“CellStar, Ltd.” means CellStar, Ltd., a Texas limited partnership.

“CellStar Mexico” means, collectively, Celular Express S.A. de C.V., Celular Express Management S.A. de C.V., and CellStar Mexico S.A. de C.V.

“CellStar Netherlands” means CellStar Netherlands Holdings B.V., with a corporate seat in Amsterdam, the Netherlands.

“Change of Control” means (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 35%, or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors, or (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, or (c) Parent ceases to directly or indirectly own and control 100% of the outstanding Stock of each of its Subsidiaries (except as permitted by Section 7.3 or in connection with a Permitted Disposition).

“Closing Date” means the date on which Administrative Borrower sends Agent a written notice certifying that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived in writing. For clarification purposes, the Closing Date shall be deemed to be the date of this Agreement.

“Code” means the New York Uniform Commercial Code, as in effect from time to time, together with any replacement or successor statutes enacted thereto, including, without limitation, Revised Article 9.

“Collateral” means all assets and property (including personal property) of each Borrower, including, without limitation, all of each Borrower’s now owned or hereafter acquired right, title, and interest in and to each of the following:

(a) Accounts,

(b) Books,

(c) Equipment,

(d) General Intangibles,

(e) Inventory,

(f) Investment Property,

(g) Negotiable Collateral,

(h) Real Property Collateral,

(i) money or other assets of each such Borrower that now or hereafter come into the possession, custody, or control of any member of the Lender Group, and

(j) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the foregoing, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, Real Property, Commercial Tort Claims, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) of Borrowers.

“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 14.1.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief executive officer, president, chief financial officer, treasurer or controller of the Administrative Borrower to Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Closing Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent (as such terms are used in Rule 14a-11 under the Exchange Act) and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by the applicable Borrower, Agent, and the applicable securities intermediary with respect to a Securities Account or a bank with respect to a deposit account.

“DDA” means any checking or other demand deposit account maintained by any Borrower.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender Rate” means (a) the Base Rate for the first 3 days from and after the date the relevant payment is due, and (b) thereafter, at the interest rate then applicable to Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Disbursement Letter” means an instructional letter executed and delivered by Administrative Borrower to Agent regarding the making of Term Loans on the First Term Loan Disbursement Date or the Second Term Loan Disbursement Date, as the case may be, the form and substance of which, in each such case, is satisfactory to Agent and otherwise complies with Section 3.2(c).

“Discharge of Existing Subordinated Debt” means, collectively, (i) the redemption in full in cash of the outstanding “Notes” under the Existing Indenture at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon through the date of redemption (the “Existing Subordinated Debt Redemption Price”), (ii) the payment of all other sums payable by Parent and its Subsidiaries under the Existing Indenture, and (iii) the full and complete discharge and satisfaction of all obligations of Parent and its Subsidiaries under such Notes and the Existing Indenture, other than those of Parent contained in Section 7.07, 8.04 and 8.05 of the Existing Indenture which expressly survive the occurrence of the events described in the foregoing clauses (i) and (ii).

“Dobson” means Dobson Cellular Systems, Inc., a Delaware corporation.

“Dollars” or “$” means United States dollars.

“Domestic Business Unit” means the Parent and such Subsidiaries of Parent included as part of the “domestic business operations” in the Parent’s financial statements, which Subsidiaries, as of the Closing Date, are set forth on Schedule D-1.

“Domestic Subsidiary” means any Subsidiary of Parent organized under the laws of any State of the U.S. (or the District of Columbia) and domiciled in the U.S.

“Due Diligence Letter” means the due diligence letter sent by Agent’s counsel to Administrative Borrower, together with Administrative Borrower’s completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“EBITDA” means, with respect to any Person during any fiscal period, (a) net earnings (or loss), minus (b) extraordinary gains, plus (c)(i) extraordinary losses recorded in accordance with GAAP, (ii) with respect only to the EBITDA calculation for the quarter ended November 30, 2005, losses resulting from discontinuation of operations incurred during the fiscal quarter ended November 30, 2005, in an amount not to exceed $3,000,000, (iii) all non-cash expenses not associated with Collateral, (iv) interest expense (including factoring costs associated with sale of Accounts), (v) income taxes, and (vi) depreciation and amortization for such period, as determined in accordance with GAAP.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having

(together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender that was party hereto as of the Closing Date, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower, and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of any Borrower or any predecessor in interest, (b) from adjoining properties or businesses onto any assets, properties or businesses of any Borrower, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower or any predecessor in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on Borrowers, relating to the environment, employee health and safety, or Hazardous Materials, including the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. § 9601 et seq; the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq; the Federal Water Pollution Control Act, 33 USC § 1251 et seq; the Toxic Substances Control Act, 15 USC, § 2601 et seq; the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC. § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“Equipment” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to equipment, machinery, machine tools, motors, furniture, furnishings, fixtures, vehicles (including motor vehicles), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower and whose employees are aggregated with the employees of a Borrower under IRC Section 414(o).

“Event of Default” has the meaning set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Existing Indenture” means that certain Indenture, dated as of February 20, 2002, between Parent, as Issuer, and The Bank of New York, as Trustee, with respect to $12,374,000 of 12% senior subordinated notes due January 15, 2007, as heretofore amended.

“Existing Subordinated Debt” means the subordinated Indebtedness of Parent in an original principal amount equal to $12,374,000 issued pursuant to the Existing Subordinated Debt Documents, the outstanding principal amount of which equaled $12,374,000 on the Closing Date.

“Existing Subordinated Debt Discharge Date” means the day immediately succeeding the Second Term Loan Disbursement Date.

“Existing Subordinated Debt Documents” means the Existing Indenture, together with such other documents and instruments executed in connection therewith.

“Existing Subordinated Debt Redemption Price” has the meaning ascribed to it in the definition of “Discharge of Existing Subordinated Debt.”

“Existing Trustee” means The Bank of New York, as Trustee under the Existing Indenture.

“Fee Letter” means that certain fee letter, dated as of even date herewith, between Borrowers and Agent, in form and substance satisfactory to Agent, together with any other fee letters which are entered into between Agent and Borrowers after the date hereof.

“FEIN” means Federal Employer Identification Number.

“First Lien Advances” means “Advances”, as such term is defined in the First Lien Credit Agreement.

“First Lien Agent” means Wells Fargo Foothill, Inc., together with its successors and assigns, solely in its capacity as agent for the First Lien Lender Parties under the First Lien Debt Documents.

“First Lien Credit Agreement” means that certain Amended and Restated Loan and Security Agreement dated as of March 31, 2006, by and among the First Lien Agent, the First Lien Lenders, and the Borrowers, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement dated as of July 12, 2006, among the First Lien Agent, the First Lien Lenders, and the Borrowers, as further amended by that certain Second Amendment to Amended and Restated Loan and Security Agreement of even date herewith among the First Lien Agent, the First Lien Lenders, and the Borrowers, and as the same further may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement.

“First Lien Debt Documents” means the First Lien Credit Agreement and the other “Loan Documents” (as defined in the First Lien Credit Agreement), in each case, as amended, restated, supplemented or otherwise modified in accordance with the terms of the Intercreditor Agreement and this Agreement.

“First Lien Lenders” means each “Lender” under and as defined in the First Lien Credit Agreement.

“First Lien Obligations” has the meaning set forth in the Intercreditor Agreement.

“First Lien Priority Liens” means the Liens granted to the First Lien Agent, for the benefit of itself and the First Lien Lenders, under the First Lien Debt Documents securing the First Lien Obligations and which, pursuant to the Intercreditor Agreement, are granted priority over the Liens granted in favor of the Agent, for the benefit of itself and the Lenders, under the Loan Documents securing the Obligations.

“First Lien Termination Date” means the first date on which the following shall have been satisfied: (i) the payment of the First Lien Obligations (other than any contingent indemnification obligations for which no claim has been asserted in writing and other First Lien Obligations addressed in the following clauses (ii) and (iii)) in full, (ii) the termination of the commitments under the First Lien Debt Documents, and (iii) the cancellation or termination of all related letters of credit, letter of credit guarantees, bank products, bankers’ acceptances, swaps and other hedging documents or similar instruments issued under, or otherwise secured by or collateralized through the First Lien Debt Documents (or the backing of such instruments and products and obligations by guarantees or cash collateral in accordance with the terms of the First Lien Debt Documents or commercially reasonable practice).

“First Term Loan Disbursement Date” means the date, if ever, on which Term Loans are disbursed hereunder and Administrative Borrower sends Agent a written notice certifying that each of the conditions precedent set forth in Section 3.2 in respect of the “First Term Loan Disbursement Date” have been satisfied. In no event shall the First Term Loan Disbursement Date occur after a Termination Event or the Second Term Loan Disbursement Date.

“First Tier Foreign Subsidiary” means any directly held Foreign Subsidiary of a Borrower.

“Fixed Charge Coverage Ratio” means, with respect to any Person during any fiscal period and without duplication, the ratio for such Person during such fiscal period, of (a) EBITDA, minus (i) cash capital expenditures, minus (ii) tax expense (excluding amounts to be offset by any net operating losses during such period) for such Person during such fiscal period, plus cash tax refunds received in such period, to (b) (i) principal payments made by such Person on any Indebtedness during such fiscal period (other than (A) refinancings permitted by Section 7.1(d), (B) payments on First Lien Advances to the extent available to be reborrowed under the First Lien Credit Agreement, (C) payments on revolving loans under any Permitted Foreign Subsidiary Credit Facility to the extent available to be reborrowed under such facility or to the extent cash collateral is released as a result thereof, (D) payments under any Permitted Foreign Subsidiary Credit Facility with an initial term, including any permitted extensions thereof, of six (6) months or less, (E) refinancings of debt of a Foreign Subsidiary with the proceeds of a credit facility obtained by another Foreign Subsidiary within the same non-U.S. geographic region and (F) resulting from the Discharge of Existing Subordinated Debt with the proceeds of the Term Loans), plus (ii) cash interest expense (including factoring costs associated with sale of Accounts) during such fiscal period minus (iii) interest income during such fiscal period.

“Foreign Affiliate” means any Person in which any Borrower or any of its Subsidiaries has an equity or ownership interest equal to or less than 50% and which is organized or domiciled in any country other than the U.S.

“Foreign Subsidiary” means any Subsidiary of Parent organized or domiciled in any country (or state, province or subdivision thereof) other than the U.S.

“Funding Losses” has the meaning set forth in Section 2.13(b)(ii).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to general intangibles (including payment intangibles, commercial tort claims, contract rights, rights to payment, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, software, literature, reports, catalogs, money, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), and any and all supporting obligations in respect thereof, and any other personal property other than goods, Accounts, Investment Property, and Negotiable Collateral.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, articles of organization, certificate of limited partnership, partnership agreement, limited liability company operating agreement, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances” under either CERCLA, RCRA or any other statute or regulation intended for the protection of human health or the environment, or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedging Obligations” of a Person shall mean any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collateral protection agreements, forward rate currency or interest rate options, puts and warrants, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any of the foregoing.

“Indebtedness” of any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of such Person under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of such Person’s business and repayable in accordance with customary trade practices), and (f) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse to a Borrower) any obligation of any other Person.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intangible Assets” means, with respect to any Person, that portion of the book value of all of such Person’s assets that would be treated as intangibles under GAAP.

“Intellectual Property Security Agreement” means a security agreement executed and delivered by any Borrower in favor of Agent, granting to Agent, for the benefit of the Lender Group, a first priority security interest in all of such Borrower’s patents, trademarks, copyrights, licenses and other intellectual property (subject to First Lien Priority Liens until the First Lien Termination Date), the form and substance of which is satisfactory to Agent.

“Intercompany Subordination Agreement” means, individually and collectively, a subordination agreement executed and delivered by Parent, its Subsidiaries and Agent, the form and substance of which is satisfactory to Agent.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of even date herewith among the First Lien Agent, Agent and Borrowers.

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan and ending 1, 2, or 3 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, (e) Borrowers may not select any Interest Period for any portion of the outstanding principal balance of the Term Loans if, after giving effect to such selection, the aggregate principal amount of all LIBOR Loans having Interest Periods ending after any date on which an installment of the Term Loans is scheduled to be repaid would exceed the aggregate outstanding principal balance of the Term Loans scheduled to be outstanding after giving effect to such repayment, and (f) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.

“Interest Settlement Date” has the meaning set forth in Section 2.3(a).

“Inventory” means all Borrowers’ now owned or hereafter acquired right, title, and interest with respect to inventory, including goods held for sale or lease or to be furnished under a contract of service, goods that are leased by a Borrower as lessor, goods that are furnished by a Borrower under a contract of service, and raw materials, work in process, or materials used or consumed in a Borrower’s business.

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising from the sale of goods or rendition of services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness or Stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Investment Property” means all of Borrowers’ now owned or hereafter acquired right, title, and interest with respect to “investment property” as that term is defined in the Code, and any and all supporting obligations in respect thereof.

“IRC” means the Internal Revenue Code of 1986, as amended and as in effect from time to time.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower under any of the Loan Documents that are paid or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrowers, including, reasonable fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations as set forth in Section 4.6) to the extent of the fees and charges contained in this Agreement, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Agent in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to audit examinations of the Books to the extent of the fees and charges (and up to the amount of any limitation) contained in this

Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any guarantor of the Obligations, (h) Agent’s reasonable fees and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable fees and expenses (including attorneys fees) incurred in terminating, enforcing (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral. If Agent, any Lender or any of their Affiliates uses in-house counsel for any purpose under any Loan Document for which Borrowers are responsible to pay or indemnify, Borrowers expressly agree that their Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Agent, such Lender or such Affiliate in its sole discretion for the work performed, provided all such fees shall be supported by invoices which list the hours billed and the charge for such work.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, and the officers, directors, employees, and agents of such Lender.

“LIBOR Deadline” has the meaning set forth in Section 2.13(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning set forth in Section 2.13(a).

“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBOR Rate Loan” means each portion of the Term Loans that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” means seven and one-half percentage points (7.5%).

“Lien” means any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.10.

“Loan Documents” means this Agreement, the Cash Management Agreements, the Control Agreements, the Intellectual Property Security Agreement, the Disbursement Letter, the Due Diligence Letter, the Fee Letter, the Mortgages (if any), the Intercreditor Agreement, the Post-Closing Agreement, the Officers’ Certificate, all Compliance Certificates, any Stock Pledge Agreement, the Intercompany Subordination Agreement, any note or notes executed by a Borrower in connection with this Agreement and payable to a member of the Lender Group, and any other agreement entered into, now or in the future, by any Borrower and the Lender Group in connection with this Agreement.

“Loan Party” means any Borrower or Foreign Subsidiary whose stock is subject to a first priority perfected Lien (subject to First Lien Priority Liens until the First Lien Termination Date) in favor of the Agent pursuant to a Stock Pledge Agreement.

“Management Agreement” means, individually and collectively, any agreement pursuant to which a Management Fee is payable to any Borrower by any Subsidiary or Affiliate.

“Management Fee” means, individually and collectively, any administrative, management, consulting, technical support, royalty, license, or other similar fees paid or owing to any Borrower by any Subsidiary or Affiliate, as more fully set forth in the applicable Management Agreement.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole, (b) a material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower.

“Material Vendor” means Nokia, Motorola, or any other trade creditor of any Borrower that supplies 35% or more of the annual product needs of the Borrowers, taken as a whole.

“Maturity Date” has the meaning set forth in Section 3.4.

“Miami A/R Factoring Facility” means one or more accounts receivable factoring facilities or other credit facilities that satisfy the requirements set forth in Section 7.1(e)(iii), in each case as determined by the Agent in its sole and absolute discretion.

“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Borrower in favor of Agent, for the benefit of the Lender Group, in form and substance satisfactory to Agent, that encumbers the Real Property Collateral owned by such Borrower and the related improvements thereto.

“Negotiable Collateral” means all of Borrowers’ now owned and hereafter acquired right, title, and interest with respect to letters of credit, letter of credit rights, instruments, promissory notes, drafts, documents, and chattel paper (including electronic chattel paper and tangible chattel paper), and any and all supporting obligations in respect thereof.

“Non-Loan Party” means any Subsidiary of Parent that is not a Loan Party.

“Obligations” means all loans, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations, fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Officers’ Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Agent.

“Originating Lender” has the meaning set forth in Section 14.1(e).

“Parent” has the meaning set forth in the preamble to this Agreement.

“Participant” has the meaning set forth in Section 14.1(e).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Pay-Off Letter” means one or more letters, in form and substance satisfactory to Agent, setting forth the amount necessary to repay all or a portion of the obligations of Borrowers owing to the issuer thereof pursuant to the Existing Subordinated Debt Documents.

“Permitted Affiliate Transaction” means a transaction between Parent and its Subsidiaries, or among Parent’s Subsidiaries, that satisfies one or more of the following criteria:

(a) Transactions between Parent and its Subsidiaries (including Borrowers). Parent may, provided that no Event of Default exists or will result therefrom (i) guarantee obligations of any Subsidiary, including any Borrower, with respect to (A) trade payables consisting of goods or materials purchased in the ordinary course of business of such Subsidiary for which payment is not more than 90 days past due (unless subject to a dispute being diligently contested), (B) real property operating leases, (C) personal property operating leases not to exceed $5 Million in the aggregate outstanding at any one time, (D) a Permitted Foreign Subsidiary Credit Facility, provided that (X) such guarantee is unsecured, and in the case of Parent’s guarantee of any Permitted Foreign Subsidiary Credit Facility entered into after the Closing Date, such guarantee is also subordinated to the Obligations under this Agreement, (Y) no default has occurred pursuant to such guarantee obligation, (Z) no demand for payment has resulted from any such guarantee obligation, and (E) a performance bond issued in connection with tax claims of such Subsidiary, provided such guarantees under this clause (E) do not exceed $5,000,000 in the aggregate; and (ii) make capital contributions pursuant to subsection (h) below, for the benefit of any Subsidiary, including any Borrower;

(b) Transactions between Borrowers. Parent and any other Borrower may (i) make unsecured loans to, or (ii) sell, lease or transfer assets (provided Agent shall have a first priority perfected Lien on such asset after such sale, lease or transfer (subject to First Priority Liens until the First Lien Termination Date)) to, any other Borrower;

(c) Transactions between Borrowers and Foreign Subsidiaries. Any Borrower may, provided that no Event of Default exists or will result therefrom, (i) make loans to any Foreign Subsidiary, up to an aggregate amount owing at any time to all Borrowers not to exceed $2,500,000, and (ii) transfer assets (other than Inventory and Accounts) with a market value not exceeding $1,000,000 for all such transfers by all Borrowers in the aggregate during any fiscal year, to any Foreign Subsidiary;

(d) Transactions between Foreign Subsidiaries and Loan Parties. Any Foreign Subsidiary Loan Party may (i) make unsecured loans to any other Loan Party, (ii) sell, lease or transfer assets to, any other Loan Party, or (iii) guarantee unsecured obligations arising in the ordinary course of business for the benefit of, any other Loan Party;

(e) Transactions between Foreign Subsidiary Loan Parties and Non-Loan Parties. Provided that no Event of Default exists or will result therefrom, any Foreign Subsidiary Loan Party may (i) transfer assets to any Non-Loan Party with a market value not exceeding $2,000,000 for all such transfers by Foreign Subsidiary Loan Parties in the aggregate during any fiscal year, and (ii) make loans to, or guarantee unsecured obligations arising in the ordinary course of business for the benefit of, any Non-Loan Party not to exceed $50,000,000 in the aggregate owing at any one time for all such loans and guarantees; provided, however, that loans to such Non-Loan Parties may not exceed $10,000,000 in the aggregate owing at any one time;

(f) Transactions between Foreign Subsidiaries and CellStar Netherlands. Any Foreign Subsidiary may (i) make unsecured loans to CellStar Netherlands (or such other global agency treasury center as Borrowers may establish from time to time) for the purpose of making a loan to an Affiliate that would have been permitted hereunder if such loan was made directly by such Foreign Subsidiary, or (ii) make investments through CellStar Netherlands constituting the foreign equivalent of “Cash Equivalents” as such term is defined herein;

(g) Transactions between Non-Loan Parties and any other Person. Any Non-Loan Party may (i) make unsecured loans to, (ii) make capital contributions to, (iii) sell, lease or transfer assets to, or (iv) guarantee any Indebtedness for the benefit of, any (x) Borrower, (y) Loan Party, or (z) other Non-Loan Party (including, without limitation, CellStar Netherlands); and

(h) Capital Contributions by any Loan Party. Provided that no Event of Default exists or will result therefrom, any Loan Party may make (i) initial capital contributions in any Subsidiary created after the Closing Date in accordance with the other provisions of this Agreement not to exceed $25,000 for each such Subsidiary, and (ii) capital contributions, to the extent required by applicable law, in an amount not to exceed $2,000,000 in the aggregate for any such Subsidiary during the period from and including the Closing Date through the Maturity Date, provided, that (x) all such capital contributions to all such Subsidiaries shall not exceed (i) $2,000,000 per fiscal year in the aggregate, and (ii) $10,000,000 in the aggregate during the period from and including the Closing Date through the Maturity Date, (y) Administrative Borrower shall have given Agent notice promptly after becoming aware of any such requirement for capital contributions, and (z) “Excess Availability” under the First Lien Credit Agreement is at least $10,000,000 after giving effect to any such capital contributions.

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions by Borrowers of Equipment that is worn, damaged, or obsolete in the ordinary course of the applicable Borrower’s business, (b) sales by Borrowers of Inventory to buyers in the ordinary course of business, (c) the use or transfer of money or Cash Equivalents by Borrowers in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (d) the licensing by Borrowers, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of the applicable Borrower’s business, (e) so long as no Event of Default exists or would be created thereby, sales of Equipment and other assets (other than Real Property, Inventory and Accounts) having a fair market value not to exceed $3,000,000 in the aggregate during the period from the Closing Date through the Maturity Date, provided that all proceeds of any and all dispositions of all such assets of any Borrower shall be paid as follows: (i) on or prior to the First Lien Termination Date, first, to the First Lien Agent for application to outstanding First Lien Advances (which amounts shall be required to be permitted to be reborrowed subject to the terms and conditions of the First Lien Credit Agreement) until all such First Lien Advances are paid in full, and secondly, to Agent for application to the Term Loans in accordance with the terms of Section 2.5(b)(ii)(A); and (ii) after the First Lien Termination Date, to Agent for application to the Term Loans in accordance with the terms of Section 2.5(b)(ii)(A); (f) dispositions of assets during any fiscal year with an aggregate market value of less than $100,000, (g) so long as no Event of Default has occurred and is continuing, the sale of any (i) Foreign Subsidiary with a net worth of less than $1,500,000, or (ii) a Domestic Subsidiary or Borrower with a net worth of less than $1,500,000, (h) dispositions of Accounts of CellStar Mexico in an aggregate amount not exceeding $30,000,000 outstanding at any time pursuant to a factoring facility permitted by Section 7.1(e)(ii) hereof, (i) disposition of Accounts of CellStar Ltd. and/or National Auto Center, Inc. owed by non-U.S. Account Debtors pursuant to a factoring facility or other credit facility permitted by Section 7.1(e)(iii) hereof, and (j) dispositions of Accounts of CellStar Chile S.A. in an aggregate amount not exceeding $20,000,000 outstanding at any time pursuant to a factoring facility permitted by Section 7.1(e)(iv) hereof.

“Permitted Foreign Subsidiary Credit Facility” means any credit facility hereafter entered into by any Foreign Subsidiary or Foreign Subsidiaries to provide financing for such Foreign Subsidiary’s working capital needs that: (i) is not guaranteed by any Borrower; provided, such Permitted Foreign Subsidiary Credit Facility may be guaranteed by Parent if such guaranty is unsecured and subject to a subordination agreement satisfactory to Agent, (ii) does not limit or prohibit (or would limit or prohibit upon the happening of certain events) payment of any Management Fees to any Borrower, and (iii) both before and after giving effect thereto, does not result in a Fixed Charge Coverage Ratio calculated for the immediately preceding four fiscal quarter period for the region in which such Foreign Subsidiary is located of less than 2.0:1.0. As of the Closing Date, there are no Permitted Foreign Subsidiary Credit Facilities.

“Permitted Investments” means (a) investments in Cash Equivalents, (b) investments in negotiable instruments in the ordinary course of business for collection, and (c) advances made in connection with purchases of goods or services in the ordinary course of business.

“Permitted Liens” means (a) (i) Liens held by Agent for the benefit of Agent and the Lenders, and (ii) the First Lien Priority Liens securing First Lien Obligations, (b) Liens for unpaid taxes that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default hereunder and are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases, (e) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (h) Liens or deposits to secure performance of bids, tenders, or leases incurred in the ordinary course of Borrowers’ business and not in connection with the borrowing of money, (i) Liens granted as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of Borrowers’ business, (j) Liens resulting from any judgment or award that is not an Event of Default hereunder, (k) Liens with respect to the Real Property Collateral that are exceptions to the commitments for title insurance issued in connection with the Mortgages, as accepted by Agent, (l) with respect to any Real Property that is not part of the Real Property Collateral, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof by Borrowers, (m) Liens on funds in the possession of credit card companies pertaining to credit card sales of Inventory in the ordinary course of business pursuant to merchant credit card services agreements, provided that Agent shall have a satisfactory agreement with such credit card companies regarding the assignment of such credit card receivables to Agent, and (n) Liens on any unearned insurance premiums and dividends that may become payable under the insurance policies and loss payments which reduce the unearned premiums relating to insurance policies, subject to any mortgagee or loss payee interests, securing financing of insurance premiums by third party insurance finance companies in the ordinary course of business and to the extent permitted by Section 7.1(i) hereof.

“Permitted Protest” means the right of the applicable Borrower to protest any Lien (other than any such Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the Books in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by the applicable Borrower in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date in an aggregate amount outstanding at any one time not in excess of $5,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Personal Property Collateral” means all Collateral other than Real Property.

“Post-Closing Agreement” means a post-closing agreement dated as of the Closing Date among Agent and the Borrowers.

“Projections” means the forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a consistent basis with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions, prepared separately for the Parent (consolidated with its Subsidiaries) and the Domestic Business Unit.

“Pro Rata Share” means, as of any date of determination, with respect to a Lender’s obligation to make the Term Loans and receive payments of principal, interest, fees, costs, and expenses with respect thereto, and with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7) (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, (ii) from and after the initial making of the Term Loans in accordance with the terms hereof on the First Term Loan Disbursement Date, if ever, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Term Loans plus such Lender’s remaining Commitment, by

(z) the aggregate outstanding principal amount of all Term Loans and the aggregate remaining Commitments of all Lenders, and (iii) from and after the making of the Term Loans in accordance with the terms hereof on the Second Term Loan Disbursement Date, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Term Loans, by (z) the aggregate outstanding principal amount of all Term Loans.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations and the First Lien Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“Purchased Notes” means the “Notes” issued under the Existing Indenture that Parent shall have elected to purchase or otherwise acquire, in accordance with the terms of the Existing Indenture and applicable law, in the public market or a private transaction with a portion of the proceeds of the Term Loans in accordance with the terms of this Agreement.

“Purchased Notes Discharge Date” means the earliest date on which the Purchased Notes can be cancelled by the Existing Trustee in accordance with the terms of the Existing Indenture, which date, in any event, shall not be after the Existing Subordinated Debt Discharge Date or more than three (3) Business Day after the date on which Parent shall have purchased the Purchased Notes, in accordance with the terms of the Existing Indenture or applicable law, in the public market or a private transaction for par or less than par.

“Real Property” means any fee simple estates in real property now owned or hereafter acquired by any Borrower and the improvements thereto.

“Real Property Collateral” means the parcel or parcels of Real Property identified on Schedule R-1 and any Real Property hereafter acquired by a Borrower.

“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Redemption and Cancellation of the Purchased Notes” means, collectively, (i) the purchase or acquisition by Parent of the Purchased Notes prior to the Second Term Loan Disbursement Date, in accordance with the terms of the Existing Indenture and applicable law, in the public market or a private transaction for par or less than par, and (ii) the subsequent indefeasible cancellation of the Purchased Notes by the Existing Trustee on the Purchased Notes Discharge Date in accordance with the terms of the Existing Indenture.

“Register” has the meaning set forth in Section 2.2.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Report” has the meaning set forth in Section 16.17.

“Required Lenders” means, at any time, (a) Agent and (b) Lenders whose Pro Rata Shares aggregate 66 2/3% or more of the Commitments; provided, that (i) if the First Term Loan Disbursement Date occurs, then, until the Second Term Loan Disbursement Date, this clause (b) shall refer to Lenders whose Pro Rata Shares aggregate 66 2/3% or more of the Commitments and the remaining Obligations then outstanding, and (ii) from and after the making of Term Loans in accordance with the terms hereof on the Second Term Loan Disbursement Date, this clause (b) shall refer to Lenders whose Pro Rata Shares aggregate 66 2/3% or more of the Obligations then outstanding, provided, however, that, if there are 2 or more Lenders that are not Affiliates at any time, in no event shall the Required Lenders be less than 2 Lenders.

“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restricted Subsidiary” means any of (i) CellStar (UK) Ltd., (ii) CellStar El Salvador S.A., (iii) CellStar de Guatemala S.A., (iv) CellStar Philippines, Inc., or (v) CellStar Holding AB, or any of their respective Subsidiaries; provided, that, any such Person shall cease to be a Restricted Subsidiary (x) upon written notice by Administrative Borrower of its desire to cause such cessation, (y) if all terms and conditions in respect of such Person set forth in Section 7.13(c) shall have been complied with and otherwise satisfied and (z) Borrowers and their respective Subsidiaries shall have executed and/or delivered, as applicable, to Agent all agreements, documents and instruments necessary for compliance with the foregoing clause (ii) and, in addition, all agreements, documents and instruments, if any, in respect of such Person that shall have been executed and/or delivered, as applicable, to the First Lien Agent.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Term Loan Disbursement Date” means the date on which Term Loans are disbursed hereunder and Administrative Borrower sends Agent a written notice certifying that each of the conditions precedent set forth in Section 3.2 in respect of the “Second Term Loan Disbursement Date” have been satisfied.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Shareholder Blocking Rights” shall mean any rights of any owner (direct or indirect) of any Stock of any Borrower or other Loan Party which, pursuant to the terms of any agreement or Governing Document, has the right to consent, or the effect of requiring such consent, to any foreclosure by Agent under any Stock Pledge Agreement or otherwise to the exercise of any of Agent’s rights and remedies thereunder or otherwise has the right to restrain, delay, impair or otherwise interfere with the Agent in the event of Agent’s exercise of its rights under a Stock Pledge Agreement.

“Solvent” means, with respect to any Person on a particular date, that such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).

“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Pledge Agreement” means, individually and collectively, each pledge agreement, in form and substance satisfactory to Agent, executed and delivered by any Borrower that owns Stock of a Subsidiary of Parent, pledging (x) 100% of the Stock owned by such Borrower of a Domestic Subsidiary and (y) 65% of the Stock owned by such Borrower of a First Tier Foreign Subsidiary.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity and including, without limitation, any Foreign Subsidiary or Domestic Subsidiary.

“Taxes” has the meaning set forth in Section 16.11(e).

“Term Loans” means, collectively, the term loans made by the Lenders to Borrowers on the First Term Loan Disbursement Date, if occurring, and on the Second Term Loan Disbursement Date, in each case pursuant to Section 2.1, in the aggregate original principal amount not to exceed Twelve Million Three Hundred Thousand Dollars ($12,300,000), and all Obligations related thereto. For clarification, the Term Loans made and held by each of the Lenders constitute one, single Term Loan.

“Term Note” means a Term Note and any additional promissory note payable to the order of a Lender executed by Borrowers evidencing the Term Loans made by such Lender, together with any promissory note issued in substitution thereof or replacement therefor, in each case as the same may be amended, modified, split, divided, supplemented and/or restated from time to time.

“Termination Event” means any of the following: (i) the failure of Parent to have given notice to the Existing Trustee on or before October 22, 2006, evidencing and stating Parent’s desire to exercise the right to redeem all of the Existing Subordinated Debt on or before December 31, 2006 and fixing the date of such redemption to a date occurring on or before December 31, 2006, in any case in accordance with the terms of Section 3.01 of the Existing Indenture; or (ii) the failure of Parent or, if Parent shall have directed Existing Trustee to do so in accordance with Section 3.01 of the Existing Indenture, Existing Trustee to have published a notice in the Wall Street Journal and mailed or caused to be mailed a notice of redemption to all holders of Existing Subordinated Debt in accordance with such Section 3.01; or (iii) the failure of the Second Term Loan Disbursement Date to occur on or before December 31, 2006 because one or more conditions set forth in Section 3.1 or 3.2 hereof has not been satisfied.

“U.S.” means the United States of America.

“Voidable Transfer” has the meaning set forth in Section 17.7.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

2.1 Term Loans. Subject to the terms and conditions set forth in this Agreement, each Lender agrees, severally, to loan to Borrowers such Lender’s Pro Rata Share of the portion of the Term Loans, which, in the aggregate for all Lenders, shall be in the original principal amount not to exceed Twelve Million Three Hundred Thousand Dollars ($12,300,000). The Term Loans are not a revolving credit facility and may not be drawn, repaid and redrawn and any repayments or prepayments of principal on the Term Loans shall permanently reduce the Term Loans. The obligations of the Lenders hereunder are several and not joint or joint and several. Borrowers irrevocably authorize Agent and the Lenders to disburse the proceeds of Term Loans on the First Term Loan Disbursement Date, if it occurs, and on the Second Term Loan Disbursement Date in accordance with the relevant Disbursement Letter. Subject to the terms and conditions set forth in this Agreement, the Term Loans shall be funded in a maximum of two (2) separate advances; if two (2) separate advances are requested by Borrowers in accordance with the terms hereof, the first such advance shall occur on the First Term Loan Disbursement Date and the second on the Second Term Loan Disbursement Date.

2.2 Evidence of Term Loans.

(a) Each Lender shall maintain, in accordance with its usual practice, electronic or written records evidencing the indebtedness and obligations to such Lender resulting from the Term Loans made by such Lender, including, without limitation, the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) Agent shall maintain electronic or written records in which it will record (i) the amount of each Term Loan made hereunder, the class and type of each Term Loan made and any applicable interest rate periods, (ii) the amount of any principal and/or interest due and payable and/or to become due and payable from Borrowers to each Lender hereunder and (iii) all amounts received by Agent hereunder from Borrowers and each Lender’s share thereof.

(c) The entries in the electronic or written records maintained pursuant to Section 2.2(b) (the “Register”) shall be prima facie evidence of the existence and amounts of the obligations and indebtedness therein recorded; provided, however, that the failure of Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrowers or the other Loan Parties to repay the Term Loans or Obligations in accordance with their terms.

(d) Agent will account to Borrowers monthly with a statement of any charges and payments made pursuant to this Agreement, and in the absence of manifest error, such accounting rendered by Agent shall be deemed final, binding and conclusive unless Agent is notified by Borrowers in writing to the contrary within fifteen (15) days of receipt of such accounting, which notice shall be deemed an objection only to items specifically objected to therein.

(e) Borrowers agree that:

(i) upon written notice by Agent to Borrowers that a promissory note or other evidence of indebtedness is requested by Agent (for itself or on behalf of any Lender) to evidence the portion of the Term Loan and other Obligations owing or payable to, or to be made by, such Lender, Borrowers promptly shall (and in any event within three (3) Business Days of any such request) execute and deliver to Agent an appropriate promissory note or notes in form and substance satisfactory to Agent in its Permitted Discretion, payable to the order of such Lender in a principal amount equal to the amount of the Term Loans owing or payable to such Lender;

(ii) any references to “Notes” in the Loan Documents shall mean Notes, if any, to the extent issued (and not returned to Borrowers for cancellation) hereunder, as the same may be amended, supplemented, modified, divided and/or restated and in effect from time to time;

(iii) upon Agent’s written request (for itself or on behalf of any Lender), and in any event within three (3) Business Days of any such request, Borrowers shall execute and deliver to Agent new Notes and/or split or divide the Notes, or any of them, in exchange for the then existing subject Notes, in such smaller amounts or denominations as Agent or such Lender shall specify; provided, that the aggregate principal amount of such new, split or divided Notes shall not exceed the aggregate principal amount of the Notes outstanding at the time such request is made; and provided, further, that such Notes that are replaced shall then be deemed no longer outstanding hereunder and shall be replaced by such new Notes and returned to Borrowers within a reasonable period of time after Agent’s receipt of the replacement Notes; and

(iv) upon receipt of evidence reasonably satisfactory to Borrowers of the mutilation, destruction, loss or theft of any Notes and the ownership thereof, Borrowers shall, upon the written request of the holder of such Notes, execute and deliver in replacement thereof new Notes in the same form, in the same original principal amount and dated the same date as the Notes so mutilated, destroyed, lost or stolen, and such Notes so mutilated, destroyed, lost or stolen shall then be deemed no longer outstanding hereunder. If the Notes being replaced have been mutilated, they shall be returned to Borrowers within a reasonable period of time after Agent’s receipt of the replacement Notes. If such replaced Notes have been destroyed, lost or stolen, such holder shall furnish Borrowers with an unsecured indemnity in writing reasonably acceptable to Borrowers and Agent to save them harmless in respect of such replaced Note.

2.3 Settlement among Lenders.

(a) Payments of principal on the Term Loans will be settled, in accordance with each Lender’s Pro Rata Share, on the first Business Day after such payments are received.

(b) On the first Business Day of each month (“Interest Settlement Date”), Agent will advise each Lender by telephone or facsimile of the amount of interest charged to and collected from Borrowers for the preceding month in respect of the Term Loans. Provided that such Lender has made all payments required to be made by it under this Agreement, Agent will pay to such Lender, by wire transfer to such Lender’s account (as specified by such Lender on

Schedule C-1 of this Agreement as amended by such Lender from time to time after the date hereof pursuant to the notice provisions contained herein or in the applicable Assignment and Acceptance) not later than 3:00 p.m. (New York City time) on the next Business Day following the Interest Settlement Date, such Lender’s share of such interest.

(c) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender without set-off, counterclaim or deduction of any kind.

(d) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or any other Loan Party or paid to any other Person pursuant to any applicable law or otherwise, then, notwithstanding any other term or condition of this Agreement, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender shall repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower, any other Loan Party or such other Person, without set-off, counterclaim or deduction of any kind.

2.4 Payments.

(a) Payments by Borrowers.

(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. (New York City time) on the date specified herein. Any payment received by Agent later than 1:00 p.m. (New York City time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. Borrowers absolutely and unconditionally promise to pay, when due and payable pursuant hereto, principal, interest and all other amounts and Obligations payable hereunder and under any other Loan Document, and each other Loan Party absolutely and unconditionally promises to pay, when due and payable pursuant hereto, all amounts and other Obligations payable hereunder and under any other Loan Document by them, in each case without any right of rescission and without any deduction whatsoever, including any deduction for set-off, recoupment or counterclaim, notwithstanding any damage to, defects in or destruction of the Collateral or any other event, including obsolescence of any property or improvements.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent

Borrowers do not make such payment in full to Agent on the date when due, each applicable Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Term Loans to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Term Loans or the type of other Obligation to which a particular fee relates. All payments shall be remitted to Agent and all such payments (other than payments received while no Default or Event of Default has occurred and is continuing and which relate to the payment of principal or interest of specific Obligations or which relate to the payment of specific fees), and all proceeds of Collateral received by Agent, shall be applied as follows:

A. first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B. second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C. third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D. fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E. fifth, ratably to pay interest due in respect of the Term Loans until paid in full,

F. sixth, to pay the principal of the Term Loans until paid in full,

G. seventh, if an Event of Default has occurred and is continuing, to pay any other Obligations, and

H. eighth, to Borrowers or such other Person entitled thereto under applicable law.

(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iii) In each instance, so long as no Default or Event of Default has occurred and is continuing, Section 2.4(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not the same would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.

2.5 Voluntary Prepayments and Mandatory Repayments and Prepayments.

(a) Voluntary Prepayments.

(i) Subject to the terms of this Section 2.5(a), and, at any time prior to the First Lien Termination Date, subject to obtaining the prior written consent of the First Lien Agent, Borrowers may prepay to Agent, for the ratable benefit of the Lenders, the outstanding principal amount of the Term Loans, in whole or in part, at any time.

(ii) If Borrowers elect to make any prepayment of the Term Loans pursuant to this Section 2.5(a), Administrative Borrower shall give irrevocable notice of such prepayment to Agent not less than ten (10) Business Days prior to the date such prepayment is to be made, specifying (i) the date on which such prepayment is to be made, (ii) the amount of such prepayment, (iii) the amount of accrued interest applicable to such prepayment and (iv) that, at any time prior to the First Lien Termination Date, the First Lien Agent’s prior written consent thereto has been obtained. Such notice shall be accompanied by a certificate of an Authorized Officer of Administrative Borrower stating that such payment is being made in compliance with this Section 2.5(a). Notice of prepayment having been so given, the aggregate principal amount of the Term Loans so specified to be prepaid, together with accrued interest thereon, shall be due and payable on the prepayment date set forth in such notice.

(iii) Subject to Section 2.4, any voluntary partial prepayment with respect to the Term Loans shall be applied in the following order of priority of the payment of: (i) any and all Obligations that are due and owing pursuant to the terms of the Loan Documents, except the principal balance of the Term Loans and accrued and unpaid interest thereon; (ii) accrued and unpaid interest on the principal balance of the Term Loans then due and owing; and (iii) the principal balance of the Term Loans, which shall be applied to the scheduled installments thereof in inverse order of maturities until paid in full.

(iv) All prepayments made pursuant to this Section 2.5(a) shall be designated as a prepayment pursuant to this Section 2.5(a) on the applicable wire. The amount of any partial prepayment of the principal balance of the Term Loans shall not be less than $500,000 or, if in excess thereof, in integral multiples of $100,000 in excess thereof.

(b) Mandatory Repayments and Prepayments.

The principal amount of the Term Loans shall be paid in installments on the dates and in the respective amounts set forth below:

Payment Date	Amount of Principal Payment
September 30, 2006	$250,000
December 31, 2006	$250,000
March 31, 2007	$250,000
June 30, 2007	$250,000
September 30, 2007	$250,000
December 31, 2007	$250,000
March 31, 2008	$250,000
June 30, 2008	$250,000
September 30, 2008	$300,000
Maturity Date	$10,000,000

The then remaining unpaid principal amount of the Term Loans and all other Obligations under or in respect of the Term Loans shall be due and payable in full, if not earlier in accordance with this Agreement, on the Maturity Date. The foregoing notwithstanding, if a Termination Event shall occur, then the outstanding principal amount of the Term Loans and all other Obligations under or in respect of the Term Loans shall become due and payable concurrently therewith automatically, without notice or other action by any Person, upon such occurrence.

2.6 Interest: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in clause (b) below, the outstanding principal amount of the Term Loans and the amount of all other Obligations shall bear interest as follows: (i) if the relevant principal amount constitutes a LIBOR Rate Loan or portion thereof, at a per annum rate equal to the relevant LIBOR Rate plus the LIBOR Rate Margin and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b) Default Rate. Upon the occurrence and during the continuation of an Event of Default (and at the election of Agent or the Required Lenders), all Obligations shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder; provided, that from and after the occurrence of any Event of Default under Section 8.4 or 8.5, such increase shall be automatic and without any notice from Agent, Required Lenders or any other Person. In all such events, and notwithstanding the date on which application of such increase is communicated to Borrowers, such increased rates shall accrue from the initial date of such Event of Default until that Event of Default is waived in writing in accordance with the terms of this Agreement and shall be payable in cash upon demand. Neither Agent nor Lenders shall be required to (A) accelerate the maturity of the Term Loans, (B) terminate any Commitment or (C) exercise any other rights or remedies under the Loan Documents or applicable law in order to charge such increased interest hereunder.

(c) Payment. Interest and all fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding; provided, that, interest on LIBOR Rate Loans shall be payable in accordance with Section 2.13(a). Any interest not paid when due shall accrue interest at the Base Rate, plus the Base Rate Margin.

(d) Computation. All interest and fees (including, without limitation, the fees described in Section 2.11) chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(e) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Cash Management.

(a) Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections of any Borrower (including those sent directly by Account Debtors to a Cash Management Bank) into a bank account in First Lien Agent’s name (or, from and after the First Lien Termination Date if requested by the Agent, in the Agent’s name) (a “Cash Management Account”) at one of the Cash Management Banks.

(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) all items of payment deposited in such Cash Management Account and proceeds thereof are held by such Cash Management Bank agent or bailee-in-possession for Agent and First Lien Agent, and (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Account Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be satisfactory to Agent and Agent shall have consented in writing in advance to the opening of such Cash Management Account with the prospective Cash Management Bank, and (ii) prior to the time of the opening of such Cash Management Account, Borrowers and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers shall, within 60 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, (x) establish replacement Cash Management Accounts in accordance with clauses (i) and (ii) above, and (y) direct all Account Debtors to remit payments to the new Cash Management Accounts in writing, and Borrowers shall close such unacceptable Cash Management Accounts as soon as reasonably practicable thereafter.

(d) The Cash Management Accounts shall be cash collateral accounts, with all cash, checks and similar items of payment in such accounts securing payment of the Obligations, and in which Borrowers are hereby deemed to have granted a Lien to Agent.

2.8 Intentionally Reserved.

2.9 Intentionally Reserved.

2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with the Term Loans, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. The Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account. Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11 Fees. Borrowers shall pay to Agent the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter) and shall be apportioned among the Lenders in accordance with the terms of letter agreements between Agent and individual Lenders:

(a) Fee Letter Fees. As and when due and payable under the terms of the Fee Letter, Borrowers shall pay to Agent the fees set forth in the Fee Letter,

(b) Unused Line Fee. On the first day of each month occurring from and after the Closing Date through and including the Second Term Loan Disbursement Date, an unused line fee (which shall commence accruing on the Closing Date) in the amount equal to 0.75% per annum times $12,300,000 (less, from and after the First Term Loan Disbursement Date if a portion of the Term Loans shall have been funded on the First Term Loan Disbursement Date, the original principal amount of the Term Loans so funded), and, if the Second Term Loan Disbursement Date shall occur on a day other than the first day of a month, Borrowers shall pay to Agent such fee on the Second Term Loan Disbursement Date, as a condition to the disbursement of the Term Loan on such date, pro rated for the number of days that shall have elapsed from the first day of the month during which the Second Term Loan Disbursement Date shall occur through and including the Second Term Loan Disbursement Date.

(c) Audit, Appraisal, and Valuation Charges. For the separate account of Agent, audit, appraisal, and valuation fees and charges as follows, (i) a fee of $850 per day, per auditor, plus reasonable out-of-pocket expenses for each financial audit of a Borrower performed by personnel employed by Agent, (ii) reasonable out-of-pocket expenses for each appraisal of the Collateral performed by personnel employed by Agent, and (iii) the actual charges paid or incurred by Agent if it elects to employ the services of one or more third Persons to perform financial audits of Borrowers, to appraise the Collateral, or any portion thereof, or to assess a Borrower’s business valuation.

2.12 Intentionally Reserved.

2.13 LIBOR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Term Loans be charged at the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof elect to accelerate the maturity of the Obligations (or in consequence of the maturity of the Obligations being automatically accelerated in accordance with the terms hereof), or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Term Loans bear interest at the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

(b) LIBOR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to noon (New York City time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Term Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (New York City time) on the same day. Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders.

(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(iii) Borrowers shall have not more than 3 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

(c) Prepayments. Borrowers may prepay LIBOR Rate Loans at any time to the extent otherwise in accordance with the terms of this Agreement; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, for any reason, including early termination of the term of this Agreement or acceleration of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b) above.

(d) Special Provisions Applicable to LIBOR Rate.

(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).

(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof within 360 days after such Lender obtains knowledge of such reduction. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.

2.15 Joint and Several Liability of Borrowers.

(a) Each of Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each of Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c) If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d) The Obligations of each Person composing Borrowers under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any advances, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers. Without limiting the generality of the foregoing, each of Borrowers assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Person composing Borrowers under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any

Person composing Borrowers or any Agent or Lender. The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

(f) Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Intentionally Reserved.

(h) Each of the Persons composing Borrowers waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:

(i) Agent and Lenders may collect from such Borrower without first foreclosing on any Real Property Collateral or Personal Property Collateral pledged by Borrowers.

(ii) If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:

A. The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

B. Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.

This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property.

(i) The provisions of this Section 2.15 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and the Agent shall deliver any such amounts to the Administrative Agent for application to the Obligations in accordance with Section 2.4(b).

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligations of Agent and Lenders to consummate the transactions contemplated herein and to fund the Term Loans in each case are subject, in addition to those set forth in Section 3.2, to the delivery of all documents listed on, the taking of all actions set forth on and the satisfaction of each of the conditions precedent listed on Schedule 3.1 hereto, all in a manner, form and substance satisfactory to Agent in its sole discretion.

3.2 Term Loan Disbursement. The obligation of the Lender Group (or any member thereof) to disburse proceeds of the Term Loan (on both the First Term Loan Disbursement Date and the Second Term Loan Disbursement Date) is subject to the following conditions precedent:

(a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c) Agent shall have received, not less than three (3) nor more than ten (10) Business Days’ prior to the First Term Loan Disbursement Date or the Second Term Loan Disbursement, as applicable, a Disbursement Letter, directing Agent and Lenders to disburse proceeds of the Term Loan on the First Term Loan Disbursement Date or the Second Term Loan Disbursement Date, respectively, which, in each such case, shall be a Business Day, to an account designated therein (which account (x) for purposes of the First Term Loan Disbursement Date shall be, unless otherwise agreed to by Agent, the account of the holder of the Purchased Notes and otherwise be an appropriate account necessary to comply with the terms of the Existing Indenture in connection with, and sufficient to effectuate, the Redemption and Cancellation of the Purchased Notes and (y) for purposes of the Second Term Loan Disbursement Date shall be, unless otherwise agreed to by Agent, in the name of Existing Trustee or one or more paying agents of Existing Trustee and otherwise be an appropriate account necessary to comply with the terms of the Existing Indenture in connection with the Discharge of Existing Subordinated Debt), and which Disbursement Letter shall contain, in each such case, a representation and warranty by Administrative Borrower that all conditions precedent to the Closing Date and the First Term Loan Disbursement Date or the Second Term Loan Disbursement Date, as applicable, shall have been fully satisfied;

(d) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates;

(e) no Material Adverse Change shall have occurred;

(f) Borrowers shall have paid, or contemporaneously with such disbursement shall pay, all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

(g) with respect to the disbursement on the First Term Loan Disbursement Date, if occurring, Parent shall have complied with the terms and conditions set forth in the Existing Indenture and applicable law necessary to effectuate the Redemption and Cancellation of the Purchased Notes on and as of the Purchased Notes Discharge Date and the related Disbursement Letter shall describe in reasonable detail the Purchased Notes, the purchase price and other material related terms and contain representations and warranties as Agent may request;

(h) with respect to the disbursement on the Second Term Loan Disbursement Date, Parent shall have complied with the terms and conditions set forth in the Existing Indenture necessary to effectuate the Discharge of Existing Subordinated Debt on and as of the Existing Subordinated Debt Discharge Date; and

(i) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance reasonably satisfactory to Agent.

3.3 Intentionally Reserved

3.4 Intentionally Reserved.

3.5 Term. This Agreement shall become effective upon the execution and delivery hereof by Borrowers, Agent, and the Lenders and shall continue in full force and effect, unless terminated earlier in accordance with the terms hereof, including, without limitation, pursuant to the last sentence of this Section 3.5, for a term ending on September 27, 2009 (the “Maturity Date”) (provided that terms that expressly survive the termination of this Agreement shall continue in full force and effect). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default. Anything herein contained to the contrary notwithstanding, if a Termination Event occurs prior to the First Term Loan Disbursement Date and a funding of Term Loans, then the Agent shall have the right to terminate all of its obligations under this Agreement and this Agreement (other than terms herein contained that expressly survive repayment of the Obligations and/or termination of this Agreement) by written notice to the Borrower.

3.6 Effect of Termination. On the date of termination of this Agreement, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrowers of their duties, Obligations, or covenants hereunder and the Agent’s Liens in the Collateral shall remain in effect until all Obligations have been fully and finally discharged. When this Agreement has been terminated and all of the Obligations have been fully and finally discharged, and upon the execution and delivery of a written release, in form and substance satisfactory to Agent, by the Loan Parties of all claims against Agent and the other members of the Lender Group, and so long as no suits, actions, proceedings or claims are pending or threatened against any such Persons asserting any damages, losses or liabilities that are or could be indemnified liabilities hereunder, Agent will, at Borrowers’ sole expense, execute and deliver any UCC termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

4. CREATION OF SECURITY INTEREST.

4.1 Grant of Security Interest. Each Borrower hereby grants to Agent, for the benefit of the Lender Group, a continuing security interest in all of its right, title, and interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all of the Obligations in accordance with the terms and conditions of the Loan Documents and in order to secure prompt performance by Borrowers of each of their covenants and duties under the Loan Documents. The Agent’s Liens in and to the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Agent or Borrowers. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, except for Permitted Dispositions, Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2 Negotiable Collateral; Commercial Tort Claims. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, and if and to the extent that perfection or priority of Agent’s security interest is dependent on or enhanced by possession, the applicable Borrower, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to (i) until the First Lien Termination Date, to the First Lien Agent, for the benefit of, among others, the Lender Group, and (ii) thereafter, to Agent. Each Borrower shall promptly notify Agent of any Commercial Tort Claim (as defined in the UCC) acquired by it that reasonably is expected to be in excess of $100,000 and, unless otherwise consented to by Agent, such Borrower shall enter into a supplement to this Agreement granting to Agent a Lien on and security interest in such Commercial Tort Claim (or, if any Event of Default shall have occurred and is continuing, upon request by Agent each Borrower shall enter into a supplement to this Agreement granting to Agent a Lien on and security interest in all Commercial Tort Claims acquired by such Borrower).

4.3 Collection of Accounts, General Intangibles, and Negotiable Collateral. At any time after the occurrence and during the continuation of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of Borrowers that the Accounts, chattel paper, or General Intangibles have been assigned to Agent or that Agent has a security interest therein, or (b) collect the Accounts, chattel paper, or General Intangibles directly and charge the collection costs and expenses to the Loan Account. Each Borrower agrees that it will hold in trust for the Lender Group, as the Lender Group’s trustee, Collections of any Borrower that such Borrower receives and immediately will deliver said Collections to Agent or a Cash Management Bank in their original form as received by the applicable Borrower.

4.4 Delivery of Additional Documentation Required; Authorization to File UCC Financing Statements. Each Borrower authorizes Agent to file, transmit, or communicate, as applicable, UCC financing statements, in-lieu financing statements and amendments describing the Collateral as “all personal property of Borrowers” or words of similar effect, in order to perfect the Agent’s Liens on the Collateral without such Borrower’s signature to the extent permitted by applicable law. Notwithstanding the foregoing, at any time upon the request of Agent, Borrowers shall execute and deliver to Agent, any and all financing statements, original financing statements in lieu of continuation statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, and all other documents (the “Additional Documents”) upon which any Borrower’s signature may be required and that Agent may request in its Permitted Discretion, in form and substance satisfactory to Agent, to perfect and continue perfected or better perfect the Agent’s Liens in the Collateral (whether now owned or hereafter arising or acquired), to create and perfect Liens in favor of Agent in any Real Property acquired after the Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, each Borrower authorizes Agent to execute any such Additional Documents in the applicable Borrower’s name and authorize Agent to file such executed Additional Documents in any appropriate filing office. No Borrower shall terminate, amend or file a correction statement with respect to any UCC financing statement filed pursuant to this Section 4 without Agent’s prior written consent. In addition, on such periodic basis as Agent shall require, Borrowers shall (a) provide Agent with a report of all new patentable, copyrightable, or trademarkable materials acquired or generated by Borrowers during the prior period, and (b) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such patents, copyrights, and trademarks as being subject to the security interests created thereunder. In addition, Borrowers agree that, upon acquiring any interest in a commercial tort claim such Borrower shall, in writing, describe the details of such claim and assign an interest thereto to Agent, and upon acquiring any chattel paper after the date hereof (electronic, tangible or otherwise), such Borrower shall assign to Agent a security interest in such chattel paper, or if applicable, deliver such chattel paper to Agent as Collateral hereunder.

4.5 Power of Attorney. Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Borrower’s true and lawful attorney, with power to (a) if such Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing, sign such Borrower’s name on any invoice or bill of lading relating to the Collateral, drafts against Account Debtors, or notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Borrower’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing, make, settle, and adjust all claims under such Borrower’s policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (f) at any time that an Event of Default has occurred and is continuing, settle and adjust disputes and claims respecting the Accounts, chattel paper, or General Intangibles directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary. The appointment of Agent as each Borrower’s attorney, and each and every one of its rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligations to extend credit hereunder are terminated.

4.6 Right to Inspect. Agent and each Lender (through any of their respective officers, employees, or agents) shall have the right, from time to time and during normal business hours, to inspect the Books and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. Borrower shall allow Agent to conduct Inventory appraisals, at Agent’s option, one time each quarter, and shall provide Agent with Real Property appraisals and Phase I environmental reports upon request, but absent the occurrence of an Event of Default, not more frequently than once every 2 years, in form and substance satisfactory to Agent.

4.7 Control Agreements. Each Borrower agrees that it will not transfer assets out of any Securities Accounts other than as permitted under Section 7.19 and, if to another securities intermediary, unless each of the applicable Borrower, Agent, and the substitute securities intermediary have entered into a Control Agreement. No arrangement contemplated hereby or by any Control Agreement in respect of any Securities Accounts or other Investment Property shall be modified by Borrowers without the prior written consent of Agent. Upon the occurrence and during the continuance of an Event of Default, Agent may notify any securities intermediary to liquidate the applicable Securities Account or any related Investment Property maintained or held thereby and remit the proceeds thereof to the Agent’s Account.

5. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the Closing Date, and shall be true, correct, and complete, in all material respects, as of both the First Term Loan Disbursement Date and Second Term Loan Disbursement Date, and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1 No Encumbrances. Each Borrower has good and indefeasible title to its Collateral and the Real Property, free and clear of Liens except for Permitted Liens.

5.2 Eligible Accounts. The “Eligible Accounts” under the First Lien Credit Agreement are bona fide existing payment obligations of Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, owed to Borrowers without defenses, disputes, offsets, counterclaims, or rights of return or cancellation. As to each Account that is included as an “Eligible Account” on a “Borrowing Base Certificate” under the First Lien Credit Agreement, such Account meets all of the requirements of an “Eligible Account” under the First Lien Credit Agreement.

5.3 Eligible Inventory. All “Eligible Inventory” under the First Lien Credit Agreement is of good and merchantable quality, free from defects. As to each item of Inventory that is included as “Eligible Inventory” on a “Borrowing Base Certificate” under the First Lien Credit Agreement, such Inventory meets all of the requirements for “Eligible Inventory” under the Fist Lien Credit Agreement.

5.4 Equipment . All of the Equipment is used or held for use in Borrowers’ business and is fit for such purposes.

5.5 Location of Inventory and Equipment. Except as disclosed on Schedule 5.5, the Inventory and Equipment are not stored with a bailee, warehouseman, or similar party and are located only at the locations in the U.S. identified on Schedule 5.5.

5.6 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

5.7 Location of Chief Executive Office; FEIN. The chief executive office of each Borrower is located at the address indicated in Schedule 5.7 and each Borrower’s FEIN and organizational identification number issued by such Borrower’s state of formation or incorporation is identified in Schedule 5.7.

5.8 Due Organization and Qualification; Subsidiaries

(a) Each Borrower is duly (i) organized and existing and in good standing under the laws of the jurisdiction of its organization and (ii) qualified to do business in any state where, with respect to this clause (ii), the failure to be so qualified reasonably could be expected to have a Material Adverse Change. No Restricted Subsidiary has any material assets or conducts any business activity.

(b) Set forth on Schedule 5.8(b), is a complete and accurate description of the authorized Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 5.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Stock or any security convertible into or exchangeable for any of its Stock.

(c) Set forth on Schedule 5.8(c), is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization; (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower. All of the outstanding Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 5.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s Subsidiaries’ Stock, including any right of conversion or exchange under any outstanding security or other instrument. No Borrower or any of its respective Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of any Borrower’s Subsidiaries’ Stock or any security convertible into or exchangeable for any such Stock. No Borrower has any stock appreciation rights, phantom stock plan or similar rights or obligations outstanding. No owner or holder of any Stock of any Loan Party has any Shareholder Blocking Rights.

5.9 Due Authorization; No Conflict.

(a) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Borrower.

(b) As to each Borrower, the execution, delivery, and performance by such Borrower of this Agreement and the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) except as set forth on Schedule 5.9, require any approval of any Borrower’s interestholders or any approval or consent of any Person under any material contractual obligation of any Borrower.

(c) Other than the filing of financing statements, fixture filings, and Mortgages (if any), the execution, delivery, and performance by each Borrower of this Agreement and the Loan Documents to which such Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority or other Person, except such consents, registrations or other similar filings as may be required in connection with the pledge of Stock of Foreign Subsidiaries.

(d) As to each Borrower, this Agreement and the other Loan Documents to which such Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e) The Agent’s Liens are validly created, perfected, and first priority Liens, subject only to Permitted Liens.

5.10 Litigation. Other than those matters disclosed on Schedule 5.10, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrowers, threatened against Borrowers, or any of their Subsidiaries, as applicable, except for (a) matters that are fully covered by insurance (subject to customary deductibles), and (b) matters arising after the Closing Date that, if decided adversely to Borrowers, or any of their Subsidiaries, as applicable, reasonably could not be expected to result in a Material Adverse Change.

5.11 No Material Adverse Change. All financial statements relating to Borrowers that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers since the date of the latest financial statements submitted to the Lender Group on or before the Closing Date.

5.12 Fraudulent Transfer.

(a) Each Borrower is Solvent (except for CellStar International Corporation/SA, a Delaware corporation, and CellStar International Corporation/Asia, a Delaware corporation).

(b) No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers.

5.13 Employee Benefits. None of Borrowers, any of their Subsidiaries or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

5.14 Environmental Condition. Except as set forth on Schedule 5.14, (a) to Borrowers’ knowledge, none of Borrowers’ owned properties or assets has ever been used by Borrowers or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such production, storage, handling, treatment, release or transport was in violation, in any material respect, of applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any Environmental Law as a Hazardous Materials disposal site, (c) none of Borrowers have received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrowers, and (d) none of Borrowers have received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by any Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

5.15 Brokerage Fees. Except for the services described in the engagement letter dated as of May 19, 2005, as amended, with Raymond James & Associates, Inc., a copy of which has been delivered to the Agent prior to the Closing Date, Borrowers have not utilized the services of any broker or finder in connection with Borrowers’ obtaining financing from the Lender Group under this Agreement and no brokerage commission or finders fee is payable by Borrowers in connection herewith.

5.16 Intellectual Property. Each Borrower owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted. Attached hereto as Schedule 5.16 is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Borrower is the owner or is an exclusive licensee.

5.17 Leases. Borrowers enjoy peaceful and undisturbed possession under all leases material to the business of Borrowers and to which Borrowers are a party or under which Borrowers are operating. All of such leases are valid and subsisting and no material default by Borrowers exists under any of them.

5.18 DDAs. Set forth on Schedule 5.18 are all of the DDAs of each Borrower, including, with respect to each depository (i) the name and address of that depository, and (ii) the account numbers of the accounts maintained with such depository.

5.19 Complete Disclosure. All factual information (taken as a whole) furnished by or on behalf of Borrowers in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrowers in writing to the Agent or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Closing Date Projections represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers’ good faith best estimate of its future performance for the periods covered thereby.

5.20 Indebtedness. Set forth on Schedule 5.20 is a true and complete list of all Indebtedness of Parent and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and the principal terms thereof.

5.21 Management Agreements. Set forth on Schedule 5.21 is a true and complete list of all Management Agreements of any Borrower in effect as of the Closing Date.

5.22 OFAC; Patriot Act.

(a) Neither Parent nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner violative of Section 2 of such executive order, or (iii) is a Person on the list of Specially Designated Nationals and Blocked Persons or subject to is in violation of the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(b) Parent and its Subsidiaries each is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.23 Incorporation. As of the Closing Date and any other date on which representations and warranties are otherwise remade or deemed remade hereunder, each of the representations and warranties contained in the First Lien Loan Documents and, until terminated, the Existing Subordinated Debt Documents made by Parent or any of its Subsidiaries is true and correct in all material respects. The Borrowers agree that, by this reference, such representations and warranties contained in the First Lien Loan Documents and, until terminated, the Existing Subordinated Debt Documents made by the Parent and any of its Subsidiaries, without limiting any of the representations and warranties otherwise contained herein or in any other Loan Document, hereby are incorporated herein, mutatis mutandis, for the benefit of Agent and the other members of the Lender Group.

5.24 Specific Representations. The Obligations and the Liens and security interests securing the Obligations are permitted under the terms of the Existing Subordinated Debt Documents, and the execution and delivery of, and performance of the obligations under, the Loan Documents by each Loan Party do not, and will not, conflict with the terms or result in or constitute a breach, contravention or violation of, result in the creation of a Lien or a default or event of default under, or cause the acceleration of any amounts evidenced by, any of the provisions of the Existing Subordinated Debt Documents. None of the Existing Subordinated Debt Documents prohibits or otherwise restricts in any manner the making of any payments hereunder by the Borrowers or any other Loan Party.

6. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers shall and shall cause each of their respective Subsidiaries to do all of the following:

6.1 Accounting System. Maintain a system of accounting that enables Administrative Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrowers also shall keep an inventory reporting system that shows all additions, sales, claims, returns, and allowances with respect to the Inventory.

6.2 Collateral Reporting. Provide Agent (and if so requested by Agent, with copies for each Lender) with the following documents at the following times in form satisfactory to Agent:

Weekly

(a) summary agings of Accounts (including, without limitation, the Miami, Florida based Accounts owed to Borrowers by non-U.S. Account Debtors), and

(b) a list of the top 10 customers, with total Account balances and summary agings of such Account balances, and

(c) Inventory reports specifying each Borrower’s cost of its Inventory, by category.

Monthly (not later than the 15th day of each month)

(d) a sales journal, collection journal, and credit register since the last such schedule and calculation of the “Borrowing Base” under the First Lien Credit Agreement as of such date, including Asurion and Dobson, and

(e) a detailed calculation of the “Borrowing Base” under the First Lien Credit Agreement (including detail regarding those Accounts that are not “Eligible Accounts” under the First Lien Credit Agreement), and

(f) a summary aging, by vendor, of Borrowers’ accounts payable and any book overdraft, and

(g) a calculation of “Dilution” under the First Lien Credit Agreement for the prior month.

Quarterly

(h) a detailed list of each Borrower’s customers,

(i) a report regarding each Borrower’s accrued, but unpaid, ad valorem taxes, and

(j) a copy of the “Compliance Certificate” delivered under the First Lien Credit Agreement.

Upon request by Agent

(k) copies of invoices in connection with the Accounts, credit memos, remittance advices, deposit slips, shipping and delivery documents in connection with the Accounts and, for Inventory and Equipment acquired by Borrowers, purchase orders and invoices,

(l) copies of any inventory appraisals obtained by or for the benefit of the First Lien Lenders and any written reports regarding the results of field exams conducted by or on behalf of the First Lien Lenders, and

(m) such other reports as to the Collateral, or the financial condition of Borrowers as Agent may request.

6.3 Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender:

(a) as soon as available, but in any event within 45 days (60 days in the case of a month that is the end of one of the first 3 fiscal quarters in a fiscal year) after the end of each month during each of Parent’s fiscal years,

(i) a company prepared balance sheet and income statement, covering operations during such period, on both a consolidated and consolidating basis for Parent, its Subsidiaries and the Domestic Business Unit, in form and substance reasonably satisfactory to Agent,

(ii) a company prepared statement of cash flow, covering operations on a year to date basis, on a consolidated basis for Parent in form and substance reasonably satisfactory to Agent,

(iii) a certificate signed by the chief executive officer, president, chief financial officer, treasurer or controller of Administrative Borrower to the effect that:

A. the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Parent and its Subsidiaries,

B. the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

C. there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto), and

(iv) for each month that is the date on which a financial covenant in Section 7.20 is to be tested, a Compliance Certificate demonstrating, in reasonable detail, compliance at the end of such period with the applicable financial covenants contained in Section 7.20, and

(b) as soon as available, but in any event within 120 days after the end of each of Parent’s fiscal years, financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(c) as soon as available, but in any event at least 30 days prior to the start of each of Parent’s fiscal years,

(i) copies of Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its sole discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, for the Parent and the Domestic Business Unit, in each case certified by the chief executive officer, president, chief financial officer, treasurer or controller of Administrative Borrower as being such officer’s good faith best estimate of the financial performance of Parent and its Subsidiaries during the period covered thereby,

(d) if and when filed by any Borrower, within five days of such filing,

(i) 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(ii) any other filings made by any Borrower with the SEC,

(iii) copies of Borrowers’ federal income tax returns, and any amendments thereto, filed with the Internal Revenue Service, and

(iv) any other information that is provided by Parent to its shareholders generally,

(e) if and when filed by any Borrower and as requested by Agent, within five days of the later of the filing or such request, satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which (i) any Borrower conducts business or is required to pay any such excise tax, (ii) where any Borrower’s failure to pay any such applicable excise tax would result in a Lien on the properties or assets of any Borrower, or (iii) where any Borrower’s failure to pay any such applicable excise tax reasonably could be expected to result in a Material Adverse Change,

(f) as soon as a Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice thereof and a statement of the curative action that Borrowers propose to take with respect thereto,

(g) promptly upon any Borrower obtaining knowledge thereof, notice of any price decrease (without consideration of price protection agreements) established by any Material Vendor, affecting the value of “Eligible Inventory” included in the “Borrowing Base” (in each case, under the First Lien Credit Agreement) by more than 5%,

(h) promptly upon the Parent obtaining knowledge or notice thereof, notice of any demand for payment pursuant to the Parent’s guarantee of trade payables and real property operating leases of any Foreign Subsidiary,

(i) promptly upon the Parent obtaining knowledge or notice thereof, notice of any default, event of default, or request for payment from Parent pursuant to any Permitted Foreign Subsidiary Credit Facility that Parent has guaranteed;

(j) promptly upon any Loan Party obtaining knowledge or notice thereof, notice of any default or event of default under the First Lien Loan Documents, and promptly upon receipt or delivery thereof, copies of all written materials delivered to or by Parent or any of its Subsidiaries by or to the First Lien Lenders or the First Lien Agent under the First Lien Loan Documents (except to the extent such delivery would be duplicative of deliveries otherwise required and made hereunder to the Agent or any Lender), and

(k) upon the request of Agent, any other report reasonably requested relating to the financial condition of Borrowers.

In addition to the financial statements referred to above, Borrowers agree to deliver financial statements prepared on both a consolidated and consolidating basis and that no Borrower, or any Subsidiary of a Borrower, will have a fiscal year different from that of Parent, other than certain Foreign Subsidiaries, but only to the extent such Foreign Subsidiary’s jurisdiction of organization requires a different fiscal year by law. Borrowers agree that their independent certified public accountants are authorized to communicate with Agent and to release to Agent whatever financial information concerning Borrowers that Agent reasonably may request, provided, however, that Administrative Borrower will be provided with reasonable notice of the time and place for such communication and have the opportunity to be present during such communication. Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agree that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

6.4 Intentionally Omitted.

6.5 Return. Cause returns and allowances as between Borrowers and their Account Debtors, to be on the same basis and in accordance with the usual customary practices of the applicable Borrower, as they exist at the time of the execution and delivery of this Agreement.

6.6 Maintenance of Properties. Maintain and preserve all of its properties which are necessary or useful in the proper conduct to its business in good working order and condition, ordinary wear and tear excepted, and comply at all times with the provisions of all leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

6.7 Taxes. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers or any of their assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that the applicable Borrower has made such payments or deposits. Borrowers shall deliver satisfactory evidence of payment of applicable excise taxes in each jurisdictions in which any Borrower is required to pay any such excise tax.

6.8 Insurance.

(a) At Borrowers’ expense, maintain insurance respecting its property and assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver copies of all such policies to Agent with a satisfactory lender’s loss payable endorsement naming Agent as loss payee as its interest may appear or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.

(b) Administrative Borrower shall give Agent prompt notice of any loss in excess of $100,000 covered by such insurance attributable to operations in the U.S. Agent shall have the exclusive right (subject to the terms of the Intercreditor Agreement, as applicable) to adjust any losses payable under any such insurance policies in excess of $250,000, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent (unless otherwise required to be applied to the First Lien Obligations in accordance with the terms of the Intercreditor Agreement) to be applied at the option of the Required Lenders either to the prepayment of the Obligations or shall be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations. Any such repairs, replacements, or restorations shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed prior to such damage or destruction.

(c) Borrowers shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as named insured with the loss payable to Agent under a lender’s loss payable endorsement or its equivalent. Administrative Borrower immediately shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

(d) Upon request of Agent or any Lender, Borrowers shall furnish to Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a certificate of an Authorized Officer (and, if requested by Agent, any insurance broker of Borrowers) setting forth the nature and extent of all insurance maintained by Borrowers and its Subsidiaries in accordance with this Section. Unless Borrowers provide Agent with evidence of the insurance coverage required by this Agreement within ten (10) Business

Days of such request, Agent may purchase insurance at Borrowers’ expense to protect Agent’s and the Lender Group’s interests in the Collateral. This insurance may, but need not, protect Borrowers’ interests. The coverage that Agent purchases may not pay any claim that the Borrowers make or any claim that is made against any Borrower in connection with said Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with satisfactory evidence to Agent, and written acknowledgment thereof, that Borrowers have obtained insurance as required by this Agreement. If Agent purchases insurance, Borrowers shall be responsible for the costs of that insurance, including interest and any other charges Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations and payable on demand. The costs incurred by Agent of the insurance may be more than the costs of insurance Borrowers may be able to obtain on their own.

6.9 Location of Inventory and Equipment. Except for Inventory and Equipment with an aggregate market value less than $500,000 and Inventory and Equipment delivered to repair facilities in the normal course of business, keep the Inventory and Equipment only at the locations identified on Schedule 5.5; provided, however, that Administrative Borrower may amend Schedule 5.5 so long as such amendment occurs by written notice to Agent not less than 30 days’ prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens on such assets and also provides to Agent a Collateral Access Agreement.

6.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not result in and reasonably could not be expected to result in a Material Adverse Change.

6.11 Leases. Pay when due all rents and other amounts payable under any leases to which any Borrower is a party or by which any Borrower’s properties and assets are bound, unless such payments are the subject of a Permitted Protest.

6.12 Brokerage Commissions. Pay any and all brokerage commission or finders fees incurred in connection with or as a result of Borrowers’ obtaining financing from the Lender Group under this Agreement. Borrowers agree and acknowledge that payment of all such brokerage commissions or finders fees shall be the sole responsibility of Borrowers, and each Borrower agrees to indemnify, defend, and hold Agent and the Lender Group harmless from and against any claim of any broker or finder arising out of Borrowers’ obtaining financing from the Lender Group under this Agreement.

6.13 Existence. At all times preserve and keep in full force and effect each Borrower’s valid existence and good standing and any rights and franchises material to Borrowers’ businesses.

6.14 Environmental. Keep any property either owned or operated by any Borrower free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests, (c) promptly notify Agent of any release of a Hazardous Material of any reportable quantity under Environmental Laws from or onto property owned or operated by any Borrower and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly provide Agent with written notice within 10 days of the receipt of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

6.15 Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, (a) notify Agent if any written information, exhibit, or report furnished to the Lender Group contained any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and (b) correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof.

6.16 Existing Subordinated Debt

(a) On the Purchased Notes Discharge Date, (i) effectuate, and cause and direct the Existing Trustee to effectuate, the indefeasible cancellation of the Purchased Notes, and Parent shall comply in all respects with the Existing Indenture as necessary for such purposes, and (ii) request and obtain from Existing Trustee, and deliver to Agent, a written acknowledgement from Existing Trustee of the cancellation of the Purchased Notes.

(b) Promptly upon delivery thereof, and in any event within three (3) Business days thereafter, provide Agent with copies of all notices and other deliveries made in connection with the cancellation of the Purchased Notes, including, without limitation, copies of all material notices, publishings and mailings made under the Existing Indenture, all of which notices shall contain information consistent with the requirements set forth in this Agreement. Parent further shall deliver to Agent copies of all other agreements, documents, instruments and opinions as Agent may reasonably request from time to time that shall have been executed and/or delivered by Parent or Existing Trustee in connection with the cancellation of the Purchased Notes.

(c) On the Existing Subordinated Debt Discharge Date, (i) effectuate, and cause and direct the Existing Trustee to effectuate, the Discharge of Existing Subordinated Debt, and Parent shall comply in all respects with the Existing Indenture as necessary for such purposes, and (ii) request and obtain from Existing Trustee, and deliver to Agent, a written acknowledgement from Existing Trustee of the Discharge of Existing Subordinated Debt.

(d) Promptly upon delivery thereof, and in any event within three (3) Business days thereafter, provide Agent with copies of all notices and other deliveries made in connection with the Discharge of Existing Subordinated Debt, including, without limitation, copies of all material notices, publishings and mailings made under Section 3.02 of the Existing Indenture, all of which notices shall contain information consistent with the requirements set forth in this Agreement. Parent further shall deliver to Agent copies of all other agreements, documents, instruments and opinions as Agent may reasonably request from time to time that shall have been executed and/or delivered by Parent or Existing Trustee in connection with the Discharge of Existing Subordinated Debt.

7. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers will not and will not permit any of their respective Subsidiaries to do any of the following:

7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a) Indebtedness evidenced by this Agreement and the other Loan Documents;

(b) the Indebtedness set forth on Schedule 5.20;

(c) Permitted Purchase Money Indebtedness;

(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c) and (e) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s judgment, materially impair the prospects of repayment of the Obligations by Borrowers or materially impair Borrowers’ creditworthiness, (ii) such refinancings, renewals, or extensions do not result in an increase in the principal amount of, interest payment on, or interest rate with respect to, the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, and (iv) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension of such Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness;

(e) (i) any Permitted Foreign Subsidiary Credit Facility;

(ii) any accounts receivable factoring facility entered into by CellStar Mexico for general working capital needs in an aggregate amount not exceeding $30,000,000 outstanding at any time; provided such factoring facility (x) is not guaranteed by any Borrower; provided, such factoring facility may be guaranteed by a Borrower if such guaranty is unsecured and subject to a subordination agreement satisfactory to Agent, and (y) does not limit or prohibit the payment of any Management Fees to any Borrower;

(iii) any accounts receivable factoring facility or other credit facility for the Miami, Florida based Accounts owed by non-U.S. Account Debtors entered into by CellStar Ltd. and/or National Auto Center, Inc. for general working capital needs; provided that:

(x) such factoring facility or other credit facility (A) is not guaranteed by or with recourse (other than standard carve-outs for commercial disputes, delivery of non-conforming goods and similar exceptions) to any Borrower; provided, such factoring facility may be guaranteed by or with recourse to a Borrower if such guaranty or other liability is unsecured and subject to a subordination agreement satisfactory to Agent, (B) does not limit or prohibit the payment of any Management Fees to any Borrower, (C) is otherwise on terms satisfactory to Agent, and the net proceeds thereof received promptly shall be either (1) used by the Borrowers to repay outstanding revolving loans under the First Lien Credit Agreement or pay trade payables of the Borrowers owing in the ordinary course of business or (2) deposited in a deposit account that is the subject of a Control Agreement in favor of the Agent and, if permitted thereunder, used solely for purposes not prohibited by this Agreement, and

(y) at no time shall CellStar Ltd., National Auto Center, Inc. or any Borrower or other Loan Party permit or cause any such Miami, Florida based Accounts owed by non-U.S. Account Debtors to be subject to any such accounts receivable factoring facility or other credit facility, or otherwise factored, if, after giving effect thereto, the aggregate amount of such Accounts not factored or otherwise not subject to any such factoring arrangement or credit facility would be less than the sum of the outstanding principal amount of the Term Loans, plus accrued and unpaid interest under the Loan Documents; and

(iv) any accounts receivable factoring facility entered into by CellStar Chile S.A. for general working capital needs in an aggregate amount not exceeding $20,000,000 outstanding at any time; provided such factoring facility (x) is not guaranteed by any Borrower; provided, such factoring facility may be guaranteed by a Borrower if such guaranty is unsecured and subject to a subordination agreement satisfactory to Agent, and (y) does not limit or prohibit the payment of any Management Fees to any Borrower;

(f) Indebtedness permitted by Section 7.6;

(g) Indebtedness that constitutes a Permitted Affiliate Transaction;

(h) Customary, prudent and non-speculative Hedging Obligations entered into in the ordinary course of business for the purpose of protecting the Parent and its Subsidiaries against fluctuations in interests rates, currency exchange rates and similar risks;

(i) Customary and prudent insurance financing arrangements for the financing of insurance premiums by third party insurance finance companies in the ordinary course of business, provided the aggregate Indebtedness outstanding in connection therewith shall not exceed $5,000,000 at any time;

(j) At any time on or before the Existing Subordinated Debt Discharge Date, the Existing Subordinated Debt; and

(k) the First Lien Obligations.

7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for (a) Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 7.1(d) and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness) and (b) (i) Liens on the assets of any Foreign Subsidiaries securing any Permitted Foreign Subsidiary Credit Facility, (ii) Liens on accounts receivable of CellStar Mexico securing an accounts receivable factoring facility permitted by Section 7.1(e)(ii) hereof, and (iii) Liens on accounts receivable of CellStar Chile S.A. securing an accounts receivable factoring facility permitted by Section 7.1(e)(iv) hereof.

7.3 Restrictions on Fundamental Changes.

(a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock.

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

(c) Convey, sell, lease, license, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its assets.

Notwithstanding the foregoing, so long as no Default or Event of Default exists or would result therefrom and the Agent receives at least 30 days’ prior written notice and delivery of any documentation requested to ensure the continued perfection and priority of Agent’s Liens:

(i) any Borrower (other than Administrative Borrower) may merge or consolidate with any other Borrower (other than Administrative Borrower);

(ii) any Borrower may be dissolved or liquidated so long as such dissolution or liquidation results in all assets of such Borrower being owned by another Borrower (other than Administrative Borrower); and

(iii) any Subsidiary that is not a Borrower hereunder and in which Agent does not have a Stock pledge may be dissolved or liquidated, so long as such dissolution or liquidation results in all assets of such Subsidiary being owned by a Borrower (other than Administrative Borrower) or another Subsidiary in which Agent has a valid perfected first priority Lien in the Stock of such transferee Subsidiary.

7.4 Disposal of Assets. Convey, sell, lease, license, assign, transfer, or otherwise dispose of any of its assets other than (a) Permitted Dispositions, and (b) pursuant to a Permitted Affiliate Transaction.

7.5 Change Name. Change any Borrower’s name, FEIN, corporate structure or identity, or add any new fictitious name; provided, however, that a Borrower may change its name upon at least 30 days’ prior written notice by Administrative Borrower to Agent of such change and so long as, at the time of such written notification, such Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Agent’s Liens.

7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (a) as provided herein, (b) by endorsement of instruments or items of payment for deposit to the account of such Person or which are transmitted or turned over to (x) the First Lien Agent until the First Lien Termination Date, and (y) thereafter, to Agent, (c) guarantees that constitute a Permitted Affiliate Transaction, and (d) guarantees by Parent of the key executive employment agreements of any of its Subsidiaries entered into in the ordinary course of business.

7.7 Nature of Business. Make any change in the principal nature of Borrowers’ business.

7.8 Prepayments and Amendments.

(a) Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower, other than (i) the Obligations in accordance with this Agreement, (ii) the First Lien Obligations in accordance with the First Lien Loan Documents and the Intercreditor Agreement, (iii) the Existing Subordinated Debt on the Existing Subordinated Debt Discharge Date in accordance with the terms hereof and the Existing Indenture, and (iv) Indebtedness under Permitted Affiliate Transactions to the extent the repayment thereof is permitted by the Intercompany Subordination Agreement, and

(b) Except in connection with a refinancing permitted by Section 7.1(d), directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Existing Subordinated Debt or any Indebtedness permitted under Sections 7.1(b) or (c)

(c) Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any First Lien Loan Documents, except to the extent permitted under the Intercreditor Agreement; provided, that, in the event any such amendment, modification or change results in the addition of any event of default, representation, warranty or any covenant with respect to the First Lien Obligations or modifies any existing event of default, representation, warranty or covenant which would have the effect of making such event of default, representation, warranty or covenant more restrictive as to Borrowers or any of them, then, upon request by Agent, Borrowers shall effect a similar amendment or modification to the applicable Loan Document provided that any “cushion” between the First Lien Debt Documents and the Loan Documents is maintained).

7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10 Consignments. Consign any Inventory or sell any Inventory on bill and hold (without providing prior notice to Agent thereof), sale or return, sale on approval, or other conditional terms of sale, except for (a) Inventory with an aggregate market value, at any point in time, not in excess of $100,000, and (b) the consignment by the Domestic Business Unit of Inventory consisting of accessories; provided, in the case of this clause (b), (i) the aggregate book value of all such accessory Inventory on consignment shall not exceed $5,000,000 at any time, and (ii) prior to placing any such Inventory on consignment, the Agent shall have received a Collateral Access Agreement from the consignee, together with all applicable uniform commercial code notice filings and such other documents and certificates as the Agent shall reasonably request.

7.11 Distributions. Other than distributions or declaration and payment of dividends by a Borrower to another Borrower and payment of dividends by a Foreign Subsidiary to another Foreign Subsidiary that is a Loan Party, or to a Borrower, make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any Stock, of any class, whether now or hereafter outstanding of such Person, except for the payment of Management Fees to Parent.

7.12 Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrowers’ financial condition.

7.13 Investments. Directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment except for (a) Permitted Investments; provided, however, that Borrowers shall not have Permitted Investments constituting Cash Equivalents (other than in the Cash Management Accounts) in excess of $1,000,000 outstanding at any one time unless the applicable Borrower and the applicable securities intermediary or bank have entered into Control Agreements or similar arrangements governing such Permitted Investments, as Agent shall determine in its Permitted Discretion, to perfect (and further establish) the

Agent’s Liens in such Permitted Investments, (b) the ownership of the Stock of any Subsidiary or Foreign Affiliate owned on the Closing Date, (c) the ownership of the Stock of any wholly-owned Subsidiary created after the Closing Date; provided, if such new Subsidiary is a Domestic Subsidiary at the time of its creation, it becomes a Borrower hereunder by executing an amendment to this Agreement assuming all Obligations hereunder and delivers to Agent all other documentation necessary to grant Agent a first-priority perfected Lien on its assets and the parent of such new Subsidiary executes and delivers a Stock Pledge Agreement to Agent pledging the Stock of such new Subsidiary in favor of Agent, or, if such new Subsidiary is a First Tier Foreign Subsidiary, at the time of its creation, Agent receives a pledge of 65% of the Stock of such First Tier Foreign Subsidiary’s Stock, (d) Investments that constitute a Permitted Affiliate Transaction, and (e) advances made by any Borrower or any Subsidiary of any Borrower to its respective officers and employees in the ordinary course of business not to exceed $100,000 in the aggregate outstanding at any time.

7.14 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for (a) transactions that are in the ordinary course of Borrowers’ or such Subsidiary’s business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to Borrowers or such Subsidiary than would be obtained in an arm’s length transaction with a non-Affiliate, or (b) Permitted Affiliate Transactions. Notwithstanding the foregoing, Borrowers shall not sell “Eligible Inventory” (as defined in the First Lien Credit Agreement) with a value in excess of $2,000,000 in the aggregate in any month to Foreign Subsidiaries unless Borrowers (x) promptly notify Agent of the occurrence of such sale and the aggregate amount of the transaction, and (y) promptly upon the occurrence of such transaction, deduct the aggregate amount of such “Eligible Inventory” sold, from the “Borrowing Base,” in each case under the First Lien Loan Documents.

7.15 Suspension. Suspend or go out of a substantial portion of its business except as permitted by Section 7.3 or in connection with a Permitted Disposition.

7.16 Shareholder Blocking Rights. Issue any Stock which grants or provides any direct or indirect owner or equityholder thereof any Shareholder Blocking Rights.

7.17 Use of Proceeds. Use the proceeds of the Term Loan for any purpose other than (a) to effectuate the repurchase and cancellation of the Purchased Notes and to effectuate the Discharge of Existing Subordinated Debt on and as of the Existing Subordinated Debt Discharge Date, in each case in accordance with the terms hereof, and (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby.

7.18 Change in Location of Chief Executive Office; Inventory and Equipment with Bailees. Relocate the chief executive office of any Borrower to a new location without Administrative Borrower providing 30 days’ prior written notification thereof to Agent and so long as, at the time of such written notification, the applicable Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Liens and also provides to Agent a Collateral Access

Agreement with respect to such new location. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent’s prior written consent.

7.19 Securities Accounts. Establish or maintain any Securities Account of a Borrower unless Agent shall have received a Control Agreement in respect of such Securities Account. Borrowers agree to not transfer assets out of any Securities Account; provided, however, that, so long as no Event of Default has occurred and is continuing or would result therefrom, Borrowers may use such assets (and the proceeds thereof) to the extent not prohibited by this Agreement.

7.20 Financial Covenants

(a) Minimum EBITDA. Parent and its Subsidiaries, taken as a whole, shall not permit EBITDA, measured on a quarter-end basis, to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$1,662,500	For the three fiscal quarter period ending May 31, 2006

$5,130,000	For the four fiscal quarter period ending August 31, 2006

$7,125,000	For the four fiscal quarter period ending November 30, 2006

The greater of (i) 80% of the EBITDA contained in the Projections for such period or (ii) $7,125,000	For the four fiscal quarter period ending February 28, 2007 and each four fiscal quarter period ending thereafter

(b) Fixed Charge Coverage Ratio. Parent and its Subsidiaries, taken as a whole, shall fail to maintain a Fixed Charge Coverage Ratio of at least the required ratio set forth in the following table as of the last day of each fiscal quarter for the applicable period set forth opposite thereto:

Required Ratio	Applicable Period
0.10:1.00	For the three fiscal quarter period ending May 31, 2006

0.90:1.00	For the four fiscal quarter period ending August 31, 2006

1.33:1.00	For the four fiscal quarter period ending November 30, 2006

The greater of (i) 80% of the Fixed Charge Coverage Ratio calculated for such period based on the Projections or (ii) 1.33:1.00	For the four fiscal quarter period ending February 28, 2007 and each four fiscal quarter period ending thereafter

(c) Capital Expenditures. Make capital expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Applicable Amount	Applicable Period
$5,250,000	Fiscal Year 2006
$7,350,000	Each Fiscal Year thereafter

7.21 Permitted Foreign Subsidiary Credit Facilities. Allow any Foreign Subsidiary to enter into any credit facility that is not a Permitted Foreign Subsidiary Credit Facility.

7.22 Restricted Subsidiaries. Permit or cause any Restricted Subsidiary to engage in any business activity other than activities incidental to maintenance of its corporate existence. Without limiting the generality of the foregoing, and anything contained herein to the contrary notwithstanding, the Borrowers shall not permit or cause any Restricted Subsidiary to (i) receive or retain any dividends or other distributions from any Borrower or any Subsidiary of any Borrower, (ii) incur, grant or suffer to exist any Liens, Indebtedness or guarantees, (iii) accept or make any Investment, (iv) issue, sell or dispose of any equity securities or (v) consummate any merger or consolidation with any other Person (except that a Restricted Subsidiary may merge with, or dissolve or liquidate into, any Borrower (other than Administrative Borrower) or any other domestic wholly-owned subsidiary of Parent).

8. EVENTS OF DEFAULT

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 If Borrowers fail to pay when due and payable or when declared due and payable, all or any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

8.2 (a) If Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.5 (Returns), 6.9 (Location of Inventory and Equipment), or 6.10 (Compliance with Laws), and such failure continues for a period of 3 Business Days; (b) Borrowers fail to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in Sections 6.1 (Accounting System), 6.6 (Maintenance of Properties), or 6.11 (Leases), and such failure continues for a period of 10 Business Days; or (c) Borrowers fail to perform, keep, or observe any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and any member of the Lender Group;

8.3 If any material portion of any Loan Party’s assets is attached, seized, subjected to a writ or distress warrant, levied upon, or comes into the possession of any third Person;

8.4 If an Insolvency Proceeding is commenced by any Loan Party;

8.5 If an Insolvency Proceeding is commenced against any Loan Party, and any of the following events occur: (a) the applicable Loan Party consents to the institution of the Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Agent (including any successor agent) and each other member of the Lender Group shall be relieved of their obligation to extend credit hereunder, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Loan Party, or (e) an order for relief shall have been entered therein;

8.6 If any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7 If a notice of Lien, levy, or assessment in excess of (a) with respect to any Borrower, $1,000,000, and (b) with respect to any Loan Party that is a Foreign Subsidiary, $2,500,000, either individually, or in the aggregate, is filed of record with respect to any Loan Party’s assets by the United States, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency (including a foreign governmental agency or entity), or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any such Person’s assets and the same is not paid on the payment date thereof;

8.8 If a judgment or other claim in excess of (a) with respect to any Borrower, $1,000,000, and (b) with respect to any Loan Party that is a Foreign Subsidiary, $2,500,000, either individually, or in the aggregate, becomes a Lien or encumbrance upon such Person’s properties or assets;

8.9 If there is a default in any material agreement (other than any First Lien Debt Document but specifically including the Existing Subordinated Debt Documents) to which any (a) Borrower is a party and such default (i) occurs prior to the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, or (b) Loan Party is a party and such default (i) occurs prior to the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of the applicable Loan Party’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein, and such termination could be reasonably expected to result in a Material Adverse Change;

8.10 If any Loan Party makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness and except for the cancellation of the Purchased Notes on the Purchased Notes Discharge Date and the Discharge of Existing Subordinated Debt on the Existing Subordinated Debt Discharge Date;

8.11 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or Record made to the Lender Group by any Borrower, its Subsidiaries, or any officer, employee, agent, or director of any Borrower or any of its Subsidiaries;

8.12 If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby;

8.13 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower, or a proceeding shall be commenced by any Borrower, or by any Governmental Authority having jurisdiction over any Borrower, seeking to establish the invalidity or unenforceability thereof, or any Borrower shall deny that any Borrower has any liability or obligation purported to be created under any Loan Document;

8.14 If there shall occur a termination of a supply agreement with any Material Vendor, or a termination, non-renewal or suspension of any Management Agreement or any Subsidiary is enjoined, restrained or otherwise prevented from, or fails or otherwise refuses to pay any Management Fees, unless such termination, non-renewal, cancellation or non-payment could not reasonably be expected to have a Material Adverse Effect;

8.15 (i) Any Loan Party is (A) criminally indicted or convicted of a felony or (B) charged under any law that could reasonably be expected to lead to forfeiture of any material portion of Collateral, or (ii) any director or senior officer of any Loan Party is (A) convicted of a felony for fraud or dishonesty in connection with the Business or (B) charged under any law that could reasonably be expected to lead to forfeiture of any material portion of Collateral;

8.16 (i) The intercreditor provisions of the Intercreditor Agreement and/or the subordination provisions contained in or otherwise pertaining to any agreement or instrument governing any subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or (ii) any Person shall contest in any manner the validity or enforceability thereof, deny that it has any further liability or obligation thereunder, or take any action in violation thereof or fail to take any action required by the terms thereof;

8.17 Any “Event of Default” shall occur under the First Lien Loan Documents (i) resulting from a payment default in respect of any First Lien Obligations (beyond any applicable grace or cure period) or (ii) otherwise resulting in the acceleration of any of the First Lien Obligations or termination of any commitments under the First Lien Debt Documents, or any exercise of rights or remedies by the First Lien Agent or any of the First Lien Lenders in respect of the First Lien Obligations (including, without limitation, any “Exercise of Secured Creditor Remedies,” as defined in the Intercreditor Agreement;

8.18 (i) The Availability Reserve is reduced at any time without the prior written consent of the Agent other than in accordance with the terms of the definition thereof contained in the First Lien Credit Agreement as in effect on the date hereof, or (ii) if, at any time, the sum of (x) outstanding “Advances” under the First Lien Credit Agreement (including, without limitation and in any case, the principal amount of all “Swing Loans” thereunder), plus (y) “Letter of Credit Usage” under the First Lien Credit Agreement, exceeds (A) the “Maximum Revolving Amount” under the First Lien Credit Agreement then in effect or (B) the “Borrowing Base” under the First Lien Credit Agreement then in effect and, solely with respect to this clause (B), the amount of such excess equals or exceeds five percent (5%) of the value of such Borrowing Base as then in effect and such excess above such five percent (5%) threshold described in this clause (B) is not repaid (or otherwise eliminated as a result of an increase in the “Borrowing Base” based on the eligibility requirements and percentages contained in the First Lien Credit Agreement as in effect on the date hereof (without giving effect to any waiver or discretion by the First Lien Agent or any First Lien Lender)) within three (3) Business Days after the occurrence thereof; or

8.19 (i) The failure of the Redemption and Cancellation of the Purchased Notes to occur on the Purchase Notes Discharge Date; or (ii) the failure of the Discharge of Existing Subordinated Debt to occur on the Existed Subordinated Debt Discharge Date.

9. THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers; provided, however, that upon the occurrence of any event specified in Section 8.4 or 8.5, the unpaid principal amount of all outstanding Term Loans and all interest and all other amounts owing or payable hereunder shall automatically become due and payable without further act of the Agent or any Lender:

(a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b) Intentionally Reserved;

(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations or any other provisions that expressly survive termination;

(d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable;

(e) Cause Borrowers to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other assets of Borrowers or in Borrowers’ possession and conspicuously label said returned Inventory as the property of the Lender Group;

(f) Without notice to or demand upon any Borrower, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral. Each Borrower agrees to assemble the Personal Property Collateral if Agent so requires, and to make the Personal Property Collateral available to Agent at a place that Agent may designate which is reasonably convenient to both parties. Each Borrower authorizes Agent to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien that in Agent’s determination appears to conflict with the Agent’s Liens and to pay all expenses incurred in connection therewith. With respect to any of Borrowers’ owned or leased premises, each Borrower hereby grants Agent a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g) Without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by the Lender Group (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by the Lender Group;

(h) Hold, as cash collateral, any and all balances and deposits of any Borrower held by the Lender Group, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations;

(i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Each Borrower hereby grants to Agent a license or other right to use, without charge, such Borrower’s labels, patents, copyrights, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and such Borrower’s rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

(k) Agent shall give notice of the disposition of the Personal Property Collateral as follows:

(i) Agent shall give Administrative Borrower (for the benefit of the applicable Borrower) a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, the time on or after which the private sale or other disposition is to be made; and

(ii) The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the earliest time of disposition set forth in the notice; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market;

(l) Agent, on behalf of the Lender Group may credit bid and purchase at any public sale;

(m) Agent may seek the appointment of a receiver or keeper to take possession of all or any portion of the Collateral or to operate same and, to the maximum extent permitted by law, may seek the appointment of such a receiver without the requirement of prior notice or a hearing;

(n) The Lender Group shall have all other rights and remedies available to it at law or in equity pursuant to any other Loan Documents; and

(o) Any deficiency that exists after disposition of the Personal Property Collateral as provided above and the Real Property in accordance with applicable law will be paid immediately by Borrowers. Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Administrative Borrower (for the benefit of the applicable Borrower).

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. TAXES AND EXPENSES.

If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take any action with respect to such policies as Agent deems prudent. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11. WAIVERS; INDEMNIFICATION.

11.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any such Borrower may in any way be liable.

11.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as the Lender Group complies with its obligations, if any, under the Code, Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

11.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons with respect to each Lender, each Participant, and each of their respective officers, directors, employees, agents, and attorneys-in-fact

(each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 11.3 to the extent any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative
Borrower:	CELLSTAR CORPORATION
601 S. Royal Lane
Coppell, Texas 75019
Attn: Elaine Rodriguez, Esq.
Fax: 972.462.3566

with copies to:	HAYNES AND BOONE, LLP
901 Main St., Suite 3100
Dallas, Texas 75202
Attn: Paul H. Amiel, Esq.
Fax: 214.200.0555

If to Agent:	CAPITALSOURCE FINANCE LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, MD 20815
Attn: John Gray
Fax: 301.841.2366

with copies to:	KATTEN MUCHIN ROSENMAN LLP
525 West Monroe Street
Chicago, IL 60661-3693
Attn: Michael A. Jacobson, Esq.
Fax: 312.902.1061

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail (or, if delivered by facsimile transmission, on the date of transmission if transmitted on a Business Day before 3:00 p.m. New York Time, otherwise on the next Business Day). Each Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

13.1 Governing Law; Jurisdiction; Service of Process; Venue

The Loan Documents shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to its choice of law provisions that would result in the application of the laws of a different jurisdiction. Any judicial proceeding against any Loan Party with respect to the Obligations, any Loan Document or any related agreement may be brought in any federal or state court of competent jurisdiction located in the State of New York. By execution and delivery of each Loan Document to which it is a party, each Loan Party (i) accepts the non-exclusive jurisdiction of the aforesaid courts and irrevocably agrees to be bound by any judgment rendered thereby, (ii) waives personal service of process,

(iii) agrees that service of process upon it may be made by certified or registered mail, return receipt requested, pursuant to this Agreement, and (iv) waives any objection to jurisdiction and venue of any action instituted hereunder and agrees not to assert any defense based on lack of jurisdiction, venue, convenience or forum nonconveniens. Nothing shall affect the right of Agent or any Lender to serve process in any manner permitted by law or shall limit the right of Agent or any Lender to bring proceedings against any Loan Party in the courts of any other jurisdiction having jurisdiction. Any judicial proceedings against Agent or any Lender involving, directly or indirectly, the Obligations, any Loan Document or any related agreement shall be brought only in the federal district court sitting in the Borough of Manhattan in the State of New York or a state court sitting in the Borough of Manhattan in the State of New York.

13.2 WAIVER OF JURY TRIAL

EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING UNDER THE LOAN DOCUMENTS OR IN ANY WAY CONNECTED WITH OR INCIDENTAL TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES TO THE WAIVER OF THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY.

14. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS

14.1 Assignments and Participations

(a) Any Lender may, with the written consent of Agent (provided that no written consent of Agent shall be required in connection with any assignment and delegation by a Lender to an Eligible Transferee), assign and delegate to one or more assignees (each an “Assignee”) all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $2,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance in form and substance satisfactory to Agent, and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. Anything contained herein to the contrary notwithstanding, the consent of Agent shall not be required (and payment of any fees shall not be required) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender.

(b) From and after the date that Agent notifies the assignor Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall affect a novation between Borrowers and the Assignee.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (5) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (6) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance and receipt and acknowledgment by Agent of such fully executed Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time, with the written consent of Agent, sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender (a “Participant”) participating interests in its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents (provided that no written consent of Agent shall be required in connection with any sale of any such participating interests by a Lender to an Eligible Transferee); provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or a material portion of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose all documents and information which it now or hereafter may have relating to Borrowers or Borrowers’ business.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) Notwithstanding anything in the Loan Documents to the contrary, (i) CapitalSource and its Affiliates shall not be required to obtain Borrowers’ or Agent’s consent or to execute or deliver an Assignment and Assumption Agreement in connection with any transaction involving CapitalSource and any of its Affiliates, or the lenders or funding or financing sources of CapitalSource or any of its Affiliates, (ii) subject to the provisions at the end of this paragraph, no lender to or Affiliate, funding or financing source of CapitalSource or any of its Affiliates shall be considered a Lender, and (iii) there shall be no limitation or restriction on (A) the ability of CapitalSource or any of its Affiliates to assign or otherwise transfer any Loan Document, Commitment or Obligation to any such Affiliate or lender or financing or funding source or (B) any such lender’s or funding or financing source’s ability to assign or otherwise transfer any Loan Document, Commitment or Obligation; provided, however, CapitalSource shall continue to be liable as a “Lender” under the Loan Documents unless such Affiliate, lender or funding or financing source executes and delivers an Assignment and Assumption Agreement and thereby becomes a “Lender.”

14.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof and, except as expressly required pursuant to Section 14.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.

15. AMENDMENTS; WAIVERS.

15.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Borrowers) and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Borrowers) and acknowledged by Agent, do any of the following:

(a) increase or extend any Commitment of any Lender,

(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(d) change the percentage of the Commitments (or Obligations) that is required to take any action hereunder,

(e) amend or modify this Section or any provision of the Agreement providing for consent or other action by all Lenders,

(f) release Collateral other than as permitted by Section 16.12,

(g) change the definition of “Required Lenders” or “Pro Rata Share”,

(h) contractually subordinate any of the Agent’s Liens (other than pursuant to the Intercreditor Agreement),

(i) release any Borrower from any obligation for the payment of money, or

(j) amend any of the provisions of Section 16.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

15.2 Replacement of Holdout Lender. If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (a “Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days’ prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 14.1.

15.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or, any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16. AGENT; THE LENDER GROUP.

16.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints CapitalSource as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent, and the Lenders, and Borrowers shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that CapitalSource is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make advances and disbursements, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management accounts as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Obligations, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3 Liability of Agent. None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the Books or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.

16.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

16.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to the Loan Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from Collections received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from Collections received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out-of-pocket expenses (including attorneys fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8 Agent in Individual Capacity. CapitalSource and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though CapitalSource were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, CapitalSource or its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include CapitalSource in its individual capacity.

16.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law in connection with its capacity as Agent hereunder, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their Subsidiaries and Affiliates and any other Person (other than the Lender Group) party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person (other than the Lender Group) party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender not shall be under any obligation to provide such information to them.

16.11 Withholding Taxes.

(a) If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower:

(i) if such Lender claims an exemption from withholding tax pursuant to its portfolio interest exception, (a) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder (within the meaning of Section 881(c)(3)(B) of the IRC), or (III) a controlled foreign corporation described in Section 881(c)(3)(C) of the IRC, and (B) a properly completed IRS Form W-8BEN, before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Form W-8BEN before the first payment of any interest under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the first payment of any interest is due under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower;

(iv) such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to notify Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender. To the extent of such percentage amount, Agent will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(d) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(e) All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense, except as required by applicable law other than for Taxes (as defined below). All such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction (other than the United States) or by any political subdivision or taxing authority thereof or therein (other than of the United States) with respect to such payments (but excluding, any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein (i) measured by or based on the net income or net profits of a Lender, or (ii) to the extent that such tax results from a change in the circumstances of the Lender, including a change in the residence, place of organization, or principal place of business of the Lender, or a change in the branch or lending office of the Lender participating in the transactions set forth herein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as

“Taxes”). If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any note, including any amount paid pursuant to this Section 16.11(e) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts payable to Agent or any Lender (i) that is not organized under the laws of the United States, if such Person fails to comply with the other requirements of this Section 16.11, or (ii) if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrowers.

16.12 Collateral Matters.

(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower owned any interest at the time the security interest was granted or at any time thereafter, or (iv) constituting property leased to a Borrower under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 16.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.13 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any deposit accounts of Borrowers now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

16.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, or interest of the Obligations.

16.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the benefit of the Lender Group. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon the Books, as well as on representations of Borrowers’ personnel,

(d) agrees to keep all Reports and non-public information regarding Borrowers and their Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner; it being understood and agreed by Borrowers that in any event such Lender may make disclosures (a) to counsel for and other advisors, accountants, and auditors to such Lender, or any such Lender’s lenders or funding or financing sources, (b) reasonably required by any bona fide potential or actual Assignee or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (c) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or Participants, (d) to any Person that provides statistical analysis and information services to CapitalSource, or (e) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process for disclosure of any such non-public material information concurrent with, or where practicable, prior to the disclosure thereof, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent, in its capacity as Agent and not as an equityholder, that has not been contemporaneously provided by Borrowers to such Lender, and, upon receipt of such request, Agent shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Administrative Borrower, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts or any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

16.19 Legal Representation of Agent. In connection with the negotiation, drafting, and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Katten Muchin Rosenman LLP (“Katten”) only has represented and only shall represent CapitalSource in its capacity as Agent and as a Lender. Each other Lender hereby acknowledges that Katten does not represent it in connection with any such matters.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 Amendments in Writing. This Agreement only can be amended by a writing in accordance with Section 15.1.

17.6 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.7 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.8 Patriot Act Notice. Agent and Lenders hereby notify Borrowers that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Borrower, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Borrowers’ management and owners, such as legal name, address, social security number and date of birth.

17.9 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.10 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower acceptable to Agent has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to advances and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain advances and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.10 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.11 No Consequential Damages. Neither Agent nor any Lender, nor any agent or attorney of Agent or any Lender, shall be liable to any Loan Party or any other Person on any theory of liability for any special, indirect, consequential or punitive damages.

17.12 Consent to Specific Transaction. Borrowers have requested that the Agent and Lenders waive restrictions contained in this Agreement to the extent required to permit the Borrowers and their respective Subsidiaries to, (i) complete the assignments by CellStar Netherlands Holdings B.V. (“CellStar Netherlands”) to either or both of CellStar, Ltd. and/or CellStar International Corporation/Asia (“CICA”) of certain intercompany receivables (the “Mexican AR”) owed by CellStar Mexico S.A. de C.V., a company organized under the laws of the Republic of Mexico (“CellStar Mexico”), which Mexican AR shall be offset against accounts receivable owed by CellStar Netherlands to CellStar, Ltd. and/or CICA, (ii) cause such Mexican AR to be further assigned to Audiomex Export Corp., a Texas corporation (“Audiomex”), (iii) convert all or a portion of the Mexican AR into equity in CellStar Mexico, and (iv) forgive a portion of the Mexican AR, as recommended by Borrowers’ tax advisors (collectively, the “Transaction”). The Agent and the Lenders hereby waive restrictions contained in this Agreement to the extent required to permit the Transaction so long as the following conditions are satisfied: (a) after giving effect to the consent effectuated hereby, no Default or Event of Default then exists or would be caused thereby, (b) no cash or Cash Equivalents will be transferred in connection with the Transaction, (c) the assignment agreement executed in connection with the assignment of Mexican AR shall be in form and substance satisfactory to the Agent, (d) the aggregate principal amount of Mexican AR assigned, converted to equity and/or forgiven shall not exceed $25,000,000 and (e) any Stock issued pursuant the assignment of the Mexican AR shall be pledged to the Agent in accordance with the terms and conditions of the Loan Agreement pursuant to a Stock Pledge Agreement, in form and substance satisfactory to the Agent, and the Borrowers shall deliver such other documents, opinions and other instruments in connection therewith as the Agent may reasonably request. Agent and Lenders also acknowledge that CICA has adopted and commenced with a plan of voluntary dissolution, whereby CICA will discontinue its operations and distribute its assets in final liquidation to National Auto Center, Inc., a Delaware corporation (“NAC”), subject to the terms and conditions contained in Section 7.3 (Restrictions on Fundamental Changes).

[Signature page to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered on the date first above written.

CELLSTAR CORPORATION, a Delaware corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

CELLSTAR, LTD., a Texas limited partnership

By:	National Auto Center, Inc., its General Partner

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

NATIONAL AUTO CENTER, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

CELLSTAR FINANCO, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

Term Loan and Security Agreement

CELLSTAR INTERNATIONAL CORPORATION/SA,
a Delaware corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

CELLSTAR FULFILLMENT, INC., a Delaware corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

CELLSTAR INTERNATIONAL CORPORATION/ASIA, a Delaware Corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

AUDIOMEX EXPORT CORP., a Texas corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

NAC HOLDINGS, INC., a Nevada corporation

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	President

Term Loan and Security Agreement

CELLSTAR FULFILLMENT LTD.,
a Texas limited partnership

By:	CellStar Fulfillment, Inc., its General Partner

/s/ Elaine Flud Rodriguez
By:	Elaine Flud Rodriguez
Title:	Sr. VP and General Counsel

Term Loan and Security Agreement

CAPITALSOURCE FINANCE LLC
/s/ John N. Toufanian
By:	John N. Toufanian
Title:	Authorized Signatory

CapitalSource Finance LLC
4445 Willard Avenue, 12th Floor
Chevy Chase, Maryland 20815
Attention: Corporate Finance Group, Portfolio Manager

Telephone:	(301) 841-2700
FAX:	(301) 841-2360
E-MAIL:	jgray@capitalsource.com

Term Loan and Security Agreement